As filed with the Securities and Exchange Commission on January 16, 1998
           Registration                                           No. 333-37879
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                               ----------------

                                Amendment No. 1

                                       to

                                   FORM SB-2

                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                               ----------------
                         CAPITAL GROWTH HOLDINGS, LTD.
            (Exact Name of Registrant as Specified in Its Charter)
                               ----------------

  Delaware                                         6211                      06-1489574
  (State or Other Jurisdiction of      (Primary Standard Industrial       (I.R.S. Employer
   Incorporation or Organization)      Classification Code Number)     Identification Number)

                               660 Steamboat Road
                          Greenwich, Connecticut 06830
                                (203) 861-7750
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                Ronald B. Koenig
                      Chairman of the Board of Directors,

                     President and Chief Executive Officer

                         Capital Growth Holdings, Ltd.

                              660 Steamboat Road

                          Greenwich, Connecticut 06830
                                (203) 861-7750
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                with a copy to:

                             Rubi Finkelstein, Esq.
                       Orrick, Herrington & Sutcliffe LLP
                                666 Fifth Avenue
                           New York, New York 10103
                                (212) 506-5000
                               ----------------
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. |_|

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                               ----------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                          CAPITAL GROWTH HOLDINGS, LTD.

             Coss-Reference Sheet Showing Location in Prospectus of
              Information Required by Items in Part I of Form SB-2



            Registration Statement Item Number and Caption               Caption or Location in Prospectus
        ------------------------------------------------------   -------------------------------------------------
  1.    Front of Registration Statement Outside Front Cover
        of Prospectus  .......................................   Cover Page
  2.    Inside Front Cover and Outside Back Cover Pages
        of Prospectus  .......................................   Inside Front and Outside Back; Back Cover Pages
  3.    Summary Information and Risk Factors   ...............   Prospectus Summary; Risk Factors
  4.    Use of Proceeds   ....................................   Use of Proceeds
  5.    Determination of Offering Price  .....................   Not Applicable
  6.    Dilution .............................................   Not Applicable
  7.    Selling Security Holders   ...........................   Selling Securityholders
  8.    Plan of Distribution .................................   Plan of Distribution
  9.    Legal Proceedings ....................................   Business-Legal Proceedings
 10.    Directors, Executive Officers, Promoters and
        Control Persons   ....................................   Management
 11.    Security Ownership of Certain Beneficial Owners
        and Management .......................................   Principal Stockholders
 12.    Description of Securities  ...........................   Description of Securities
 13.    Interest of Named Experts and Counsel  ...............   Experts; Legal Matters
 14.    Disclosure of Commission Position on
        Indemnification for Securities Act Liabilities  ......   Management--Indemnification
 15.    Organization Within Last Five Years ..................   Not Applicable
 16.    Description of Business ..............................   Business
 17.    Management's Discussion and Analysis or Plan of
        Operation   ..........................................   Management's Discussion and Analysis and Results
                                                                 of Operations
 18.    Description of Property ..............................   Business--Facilities
 19.    Certain Relationships and Related Transactions  ......   Certain Transactions
 20.    Market for Common Equity and Related
        Stockholder Matters  .................................   Risk Factors; Market for Common Equity; Dividend
                                                                 Policy; Principal Stockholders
 21.    Executive Compensation  ..............................   Management
 22.    Financial Statements .................................   Financial Statements
 23.    Changes in and Disagreements with Accountants on
        Accounting and Financial Disclosure ..................   Business--Changes in and Disagreements with
                                                                 Accountants on Accounting and Financial
                                                                 Disclosure

PROSPECTUS
                                4,748,480 Shares

                          CAPITAL GROWTH HOLDINGS, LTD.
                                  Common Stock
                            ------------------------

     This Prospectus relates to the offer and sale from time to time by certain security holders (collectively, the "Selling Securityholders") of Capital Growth Holdings, Ltd., a Delaware corporation (the "Company"), of 4,748,480 shares (the "Shares") of common stock, $.001 par value ("Common Stock"), including 1,649,984 Shares issuable upon exercise of redeemable common stock purchase warrants (the "Warrants"), of the Company.


     The Company will not receive any proceeds from this offering; however, the maximum gross proceeds payable to the Company from the exercise of all of the outstanding Warrants would be $6,599,940.


     There is currently only a limited trading market for the Common Stock. The Company's Common Stock is quoted on the OTC Bulletin Board under the symbol "CGHL". On January 13, 1998, the last reported bid price of the Common Stock was $.75 per share. See "Market for Common Equity."

     The Company is unaware of any specific plan of distribution of the Selling Securityholders with respect to the Shares. The Company believes, however, that the Shares will be sold from time to time on the OTC Bulletin Board by such Selling Securityholders or by their pledgees, donees, transferees or other successors in interest, to or through underwriters or directly to other purchasers or through brokers or agents in one or more transactions at varying prices determined at the time of sale. The aggregate net proceeds to the Selling Securityholders from the sale of the Shares pursuant to this Prospectus will be the sale price of such Shares less any commissions. The Company has agreed to pay all of the expenses in connection with the preparation of this Prospectus and the related Registration Statement and the qualification of the Shares under applicable state securities laws. See "Plan of Distribution."


     This offering is being made without using the services of an underwriter. Neither International Capital Growth, Ltd. ("ICG"), a wholly-owned subsidiary of the Company, nor Capital Growth International LLC ("CGI"), an affiliate of the Company, each a registered broker-dealer with the Securities and Exchange Commission (the "SEC") and a member of the National Association of Security Dealers, Inc. (the "NASD"), will participate in this offering in any capacity. The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any commission received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."


                            ------------------------

   THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF
               RISK. ONLY THOSE PERSONS ABLE TO LOSE THEIR ENTIRE
                  INVESTMENT SHOULD PURCHASE THESE SECURITIES.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                            ------------------------
         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                The date of this Prospectus is          , 1998.

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the detailed information and financial statements and related notes appearing elsewhere in this Prospectus. Unless the context requires otherwise, all information in this Prospectus gives retroactive effect to the reverse acquisition by the Company in March 1997 of International Capital Growth, Ltd. ("ICG"), a Delaware corporation and wholly-owned subsidiary of the Company. For accounting purposes, ICG is considered the acquirer of the Company. See "The Company."

     Investors should carefully consider the information set forth under the heading "Risk Factors."


                                   The Company


     Capital Growth Holdings, Ltd. ("CGH" or the "Company") is a financial services firm concentrating in investment and merchant banking in the United States and Europe. The Company provides growth companies with access to needed capital on an agency or principal basis by using unique financing approaches and tools, while providing the opportunity for investors and the Company to potentially earn above-average market returns. In addition, the Company is evaluating (i) entering into the securities brokerage business, (ii) expanding into businesses that complement the Company's current operations and (iii) capitalizing upon the synergies that may exist among the Company's present and future operations.

     The Company's investment banking activities are conducted through its wholly-owned subsidiary, ICG. ICG commenced limited operations in October, 1996 and through December, 1996 was in the development stage. Accordingly, the Company has limited operating history upon which an evaluation of the Company's performance and prospects can be made. ICG's business focus is to act as placement agent in connection with the international private placement of securities of its client companies through a world-wide network of sub-placement agents. In addition, Capital Growth Europe, Limited ("CGE"), a London based, 50% owned subsidiary of ICG, acts as a sub-placement agent for ICG in Europe and sources European investment banking transactions. Since inception, ICG has raised approximately $15.5 million on behalf of two client companies.

     The Company is evaluating entering into the securities brokerage business and establishing underwriting operations to provide investment services to domestic and foreign institutional and individual investors and investment banking services to company clients. As part of the Company's efforts to develop such businesses, the Company may acquire Capital Growth International LLC ("CGI"), an affiliate of the Company, hire personnel, and obtain the necessary capital to commence operation. Alternatively, the Company may seek to acquire a currently operating broker-dealer to pursue such business activities. There can be no assurance, however, that an acquisition of either CGI or a currently operating broker-dealer will ever occur. See "Risk Factors--Uncertainty of Establishment of Securities Brokerage and Underwriting Operations." The Company may also offer money management services through a relationship with an independent money manager as part of its proposed securities brokerage business.


     The Company's management believes that significant synergies would exist between the operations of ICG and a brokerage operation. These synergies would enable the brokerage operation to capture (i) brokerage commissions from ICG's existing relationships with money managers worldwide who have either invested or acted as sub-placement agents in ICG sponsored transactions and have expressed a willingness to direct certain commission-generating business to the brokerage operation; (ii) additional brokerage commissions from investors in ICG sponsored transactions if such investors liquidate an investment; (iii) a number of public offering and private placement opportunities resulting from ICG introductions; and (iv) additional brokerage commissions by acting as sub-placement agent for ICG sponsored transactions.

     Further, in the course of its business activities, ICG is anticipated to encounter investment opportunities that are more appropriate for a principal investment due to the nature, size or timing of a subject company's capital requirements. The Company, through ICG, has invested in, and is anticipated to continue investing in, either through ICG or a separate business entity, business opportunities on a principal basis to further capitalize on the synergies generated through CGH's various business activities.


     The Company's executive offices are located at 660 Steamboat Road, Greenwich, Connecticut 06830, and its telephone number is (203) 861-7750.

                                   The Offering


Maximum Common Stock Offered by
 the Selling Securityholders
 Assuming Exercise of All
 Warrants (1)   ...........................   4,748,480 Shares

Maximum Common Stock
 Outstanding After the Offering,
 Assuming Exercise of All
 Warrants (1)(2)   ........................   5,048,480 Shares

Total Capital Stock Outstanding (3)  ......   19,829,496 Shares

OTC Bulletin Board
 Trading Symbol ...........................   CGHL

Use of Proceeds ...........................   The Company will not receive any
                                              proceeds from the sale of the
                                              Shares by the Selling
                                              Securityholders. Any proceeds
                                              received by the Company, from time
                                              to time, upon exercise of the
                                              Warrants will be used for working
                                              capital and general corporate
                                              purposes. See "Use of Proceeds."

Plan of Distribution  .....................   The Company is unaware of any
                                              specific plan of distribution of
                                              the Selling Securityholders with
                                              respect to the Shares, but
                                              believes that the Shares will be
                                              sold at prevailing market prices
                                              on the OTC Bulletin Board, without
                                              payment of any underwriting
                                              commissions or discounts other
                                              than ordinary transaction costs.
                                              The aggregate net proceeds to the
                                              Selling Securityholders from the
                                              sale of the Shares pursuant to
                                              this Prospectus will be the sale
                                              price of such Shares less
                                              transaction costs. The Company is
                                              paying all of the expenses in
                                              connection with the preparation of
                                              this Prospectus and the related
                                              Registration Statement. See "Plan
                                              of Distribution."

Risk Factors ..............................   The securities offered hereby
                                              involve a substantial degree of
                                              risk and should not be purchased
                                              by anyone who cannot afford the
                                              loss of their entire investment.
                                              See "Risk Factors."


----------------
(1) Includes 1,649,984 shares of Common Stock issuable upon exercise of the Warrants.

(2) Includes an additional 300,000 shares of Common Stock currently outstanding.


(3) Consists of (i) 3,398,496 shares of Common Stock (including 3,098,496 shares of Common Stock being offered hereby and an additional 300,000 shares of Common Stock which are also currently outstanding) and (ii) 16,431,000 shares of Class B common stock, par value $.001 per share ("Class B Common Stock"), each of which classes of capital stock vote together as one class. Does not include (i) 1,649,984 shares of Common Stock issuable upon exercise of the Warrants, (ii) up to 52,083 shares of Class B Common Stock issuable upon exercise of redeemable Class B Common Stock purchase warrants issued to a consultant to the Company (the "Consulting Warrants"), (iii) 785,000 shares of Class B Common Stock reserved for issuance upon exercise of options granted under the Company's 1997 Stock Option Plan (the "Stock Option Plan") or (iv) 715,000 shares of Class B Common Stock reserved for issuance upon exercise of options available for future grant under the Stock Option Plan. See "Description of Securities" and "Management--1997 Stock Option Plan."

                            Selected Financial Data


     Set forth below are selected financial data of the Company for each of the periods indicated. The historical financial statements of the Company as of December 31, 1996 and for the period from February 26, 1996 (inception) through December 31, 1996 have been audited by Richard A. Eisner & Company, LLP, independent auditors, and such financial statements and the report thereon are included elsewhere in this Registration Statement. The financial data for the nine months ended September 30, 1996 and 1997 were derived from the unaudited financial statements of the Company. In the opinion of management, however, such data reflect all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the data for such periods. Operating results for interim periods are not necessarily indicative of the results that may be expected for a full year. All of the information set forth below should be read in conjunction with the Company's consolidated financial statements, including the notes thereto, "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information of the Company included in this Prospectus.

Statement of Operations Data:




                                                                                             For the Nine Months Ended
                                                               For the period from                 September 30,
                                                          February 26, 1996 (inception)    -----------------------------
                                                            through December 31, 1996         1996            1997
                                                          ------------------------------   -------------   -------------
Revenues:
 Consulting fees   ....................................             $        0             $        0      $  351,434
 Private placement fees  ..............................                      0                      0       2,059,287
 Unrealized gains on securities   .....................                      0                      0       1,540,880
 Interest income   ....................................                 22,033                  1,243          73,856
                                                                    ----------             ----------      -----------
Total Revenue   .......................................                 22,033                  1,243       4,025,457
                                                                    ==========             ==========      ===========
Operating expenses:
 Equity in net loss of unconsolidated affiliate  ......                      0                      0          96,115
 Selling expenses  ....................................                      0                      0         504,332
 General and administrative ...........................                740,649                 15,472       2,386,790
                                                                    ----------             ----------      -----------
Total operating expenses ..............................                740,649                 15,472       2,987,237
                                                                    ==========             ==========      ===========
Net income (loss) before taxes ........................               (718,616)               (14,229)      1,038,220
Provision for taxes   .................................                      0                      0         250,000
                                                                    ----------             ----------      -----------
Net income (loss)  ....................................               (718,616)               (14,229)        788,220
Less cumulative preferred dividend   ..................                 (8,530)                     0         (28,417)
                                                                    ----------             ----------      -----------
Net income (loss) attributable to common
 stockholders.  .......................................               (727,146)               (14,229)        759,803
                                                                    ==========             ==========      ===========
Primary:
Net income (loss) per common share   ..................            ($     0.06)                   0.0      $     0.05
                                                                    ==========             ==========      ===========
Weighted average number of shares outstanding .........             11,910,346             11,210,550      14,576,409
                                                                    ==========             ==========      ===========
Fully diluted:
Net income per common share ...........................                                                    $     0.04
                                                                                                           ===========
Weighted average number of shares outstanding .........                                                    19,676,184
                                                                                                           ===========


                               December 31, 1996     September 30, 1997
Balance Sheet Data:           -------------------   -------------------
Total Assets ...............       $3,486,834            $4,895,096
Total Liabilities  .........       $   51,000            $  352,947
Long-Term Debt  ............       $        0            $        0
Stockholders' Equity  ......       $3,435,834            $4,542,149

                                 RISK FACTORS


     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. ONLY THOSE PERSONS ABLE TO LOSE THEIR ENTIRE INVESTMENT SHOULD PURCHASE THESE SECURITIES. PRIOR TO MAKING AN INVESTMENT DECISION, PROSPECTIVE INVESTORS SHOULD CAREFULLY READ THIS OFFERING DOCUMENT AND CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE RISK FACTORS LISTED BELOW. THIS PROSPECTUS CONTAINS CERTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), SEE "--FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS."


Anticipated Cash Shortage; Need for Additional Funds; Losses from Portfolio Investments

     The Company anticipates that its current cash resources will enable the Company to continue its operations for approximately six months. Continued operations thereafter will require additional funds from the sale of certain portfolio securities, revenues from operations, additional fundraising or otherwise. There can be no assurance that the Company will be able to generate sufficient revenues or raise additional funds on terms that are favorable to the Company, if at all. Further, subsequent to September 30, 1997, the market price of certain of the Company's investments in equity securities declined significantly. Such securities, which had a carrying value of approximately $2,900,000 at September 30, 1997, declined in value to approximately $500,000 at December 31, 1997.



Risky Nature of the Company's Business

     The Company's business is concentrated in investment banking and the securities industry. As a result, the Company's business is affected by many factors of a national and international nature, including economic and political conditions, broad trends in business and finance, legislation and regulation affecting the national and international business and financial communities, currency values, market conditions and the level and volatility of interest rates. These and other factors may contribute to reduced levels of new issue or merger, acquisition, restructuring and leveraged capital activities, or the level of participation in financing and investment transactions related to such activities, generally resulting in lower revenues for businesses, such as the Company's, concentrating in investment and merchant banking, principal transactions, and in the future, securities brokerage. Profitability may be adversely affected because fixed costs remain relatively unchanged.


     Further, substantial fluctuations in the volume of securities transactions and the price levels of securities can occur on a daily basis as well as over longer periods. Reduced volume of securities, foreign exchange, futures and commodities transactions, reduced market liquidity and reduced prices generally result in lower revenues for businesses, such as the Company's, concentrating in investment and merchant banking, and principal transactions. Lower price levels of securities may result in reduced volume of transactions, and may also result in losses from declines in the market value of securities held in trading, and investment positions. Sudden sharp declines in market values of securities can result in illiquid markets. Such markets, if prolonged, may lower the Company's revenues from investment and merchant banking, and principal transactions, and in the future, securities brokerage.


Lack of Operating History; Start-Up Company

     The Company's predecessor, ICG, was founded in February, 1996 and commenced limited operations in October, 1996. Through December, 1996, ICG was in the development stage. Accordingly, the Company has little operating history upon which an evaluation of the Company's performance and prospects can be made.

     The Company faces the type of risks frequently encountered by start-up companies. These risks include the potential inability to compete with more established firms, retain and maintain key personnel, create an efficient internal operational structure and produce reliable business projections, as well as uncertainty as to which areas to target for growth and expansion and as to the source of funding for operations and expansion. See "--Competition and Developments Affecting the Structure of the Securities Industry" and "--Dependence on Key Personnel; Absence of Non-Competition Agreements."

     Further, the Company's management has limited experience in building or acquiring and operating a securities brokerage business and underwriting operations. The development of a securities brokerage business and underwriting operations will be time consuming, costly and will expose the Company to additional liability. The acquisition of such business may also expose the Company to successor liability, may require the maintenance of additional offices and thereby further increase the Company's expenses. As a result, if the Company establishes operations as a broker or underwriter of securities, the Company's prospects as such are highly uncertain. See "-- Potential Securities Law Liability," "--Risks to Company's Capital from Underwriting and Marketmaking Activities," "--Volatile Nature of Securities Brokerage Business; Recent Trends," "--Potential Liability from Securities Brokerage Business," "--Uncertainty of Establishment of Securities Brokerage and Underwriting Operations" and "--Dependence on Clearance from Certain State Securities Commissions."


Competition and Developments Affecting the Structure of the Securities Industry

     All aspects of the Company's business and anticipated business are highly competitive. The Company expects to compete in domestic and international markets with numerous financial services companies for potential financing transactions and investment capital.

     Because the securities industry is highly capital-intensive, the Company is continuously exploring opportunities to raise additional capital. The ability of a company to expand its business is closely related to its capital structure and its ability to raise additional capital. Large brokerage firms and brokerage subsidiaries of large corporations have greater capital, financial and other resources than the Company. They may also have the ability to raise substantially more capital than the Company can raise on terms more favorable than those available to the Company. In addition, several small and specialized securities firms have been successful in raising significant amounts of capital for their merger and acquisition activities, merchant banking investment vehicles and for their own accounts, thereby further intensifying the level of competition in the industry in which the Company is and plans to operate.

     As a result of legislative and regulatory initiatives in the United States to remove or relieve certain restrictions on the businesses in which commercial banks can operate, the Company also competes with large commercial banking institutions, certain of which are in the process of enlarging the scope of their investment banking activities. Commercial banking organizations, in general, are expanding their securities and investment advisory activities, as well as other activities related to the provision of financial services. These developments may lead to the creation of integrated financial services firms that are able to compete more effectively than the Company in certain of its businesses. Furthermore, competition with well-capitalized foreign firms is intense in international capital markets and is increasing in domestic markets. To the extent that the Company can compete for investment opportunities it may only be able to do so on less favorable terms than those obtained by larger, more established firms.


Speculative Nature of Investments in Certain Companies

     The Company, through its present and future subsidiaries, anticipates offering to its investing clients securities of, or investing directly in, private and public companies with capitalization of less than $250 million--so-called micro cap companies. Investments in these companies would be speculative and involve a high degree of risk. As a result, the Company may experience difficulty in raising capital on behalf of, or incur losses when making a principal investment in, such companies.


     Some of these companies may be in the early stages of development with little or no operating history, while others may be more seasoned companies that operate at losses or which experience substantial fluctuations in operating results. Such companies may need substantial capital to support expansion or to achieve or maintain a competitive position. Such companies may face intense competition, including competition from companies with greater financial resources, more extensive research and development, manufacturing, marketing and service capabilities, and a larger number of qualified managerial and technical personnel. Such companies may have insufficient cash flow to service their debt obligations, including bridge financings which may be arranged by the Company.


     Moreover, ICG may take positions in, or offer to its investing clients securities of, companies in rapidly changing high-technology fields or regulated industries. Such companies face additional risks of product obsolescence and rapidly changing regulatory environments which could adversely affect such companies' prospects. As a result, no assurance can be given that investments arranged by the Company will not result in substantial or complete losses to the Company or its investing clients of their entire investment in such companies. See "--Investment Banking Dependence on Past Performance and Certain State Clearances" and "--Risk of Significant Losses from Merchant Banking Activities."

Investment Banking Dependence on Past Performance and Certain State Clearances

     The Company, through ICG, acts as placement agent in private placements of its company clients' securities and may commence operations as an underwriter of securities in the future through a majority-owned subsidiary of CGH. See "--Uncertainty in Establishment of Brokerage and Underwriting Operations." The Company's ability to raise capital on behalf of such companies may be adversely affected by the risky nature of such investments. The Company's ability to raise such capital may also be adversely affected by the poor financial performance from time to time of companies for which the Company had previously raised capital. Further, the ability of the Company to offer securities of certain client companies in certain states may be limited by certain state securities commissions and the Company's subsidiaries' ability to qualify to conduct business therein. See "--Dependence on Clearance from Certain State Securities Commissions."

Potential Securities Law Liability

     Under applicable securities laws and court decisions relating to a placement agent's and an underwriter's liability and limitations on indemnification by an issuer, an investment bank acting in either such capacity may be exposed to substantial securities liability for misstatements and omissions of material facts in offering documents and other communications with respect to securities offerings.

Uncertainty of Establishment of Securities Brokerage and Underwriting
Operations

     The Company is evaluating on what basis, if any, to enter the securities brokerage business and establish underwriting operations. To do so, the Company may either acquire an affiliated broker-dealer, CGI, and develop such operations through such entity or acquire, or develop a joint-venture with, a currently operating broker-dealer.

     CGI is registered as a broker-dealer with the SEC and is a member of the NASD. CGI's restriction letter with the NASD would allow CGI to act as a broker and underwriter of securities provided that CGI maintain certain net capital requirements and comply with applicable rules and regulations. The closing of an acquisition of CGI would be subject to regulatory approval, the retention of qualified personnel and the procurement of adequate capital for regulatory and operational purposes by CGH. There can be no assurance that the Company will be successful in such efforts or that securities brokerage operations will be commenced through CGI or that the Company will acquire CGI.

     The commencement of operations as a broker or underwriter of securities through the acquisition by the Company of a currently operating broker-dealer would be subject to the ability of the Company to seek out and negotiate the acquisition of such an entity on terms favorable to the Company. If such acquisition could not be accomplished through the issuance of equity in the Company in exchange for majority ownership interest in such entity by the Company, such acquisition would also be subject to the Company's procurement of adequate capital for purchase of such a broker-dealer. There can be no assurance that the Company will be successful in any effort to acquire a broker-dealer or raise capital for the acquisition of a broker-dealer. Accordingly, there can be no assurance that securities brokerage operations will be commenced on behalf of the Company through such a transaction.

Risks to Company's Capital from Underwriting and Marketmaking Activities

     The Company may, in the future, commence operations as an underwriter of securities. Risks to the Company's capital with respect to underwritings will include market, credit and liquidity risks, which risks arise primarily when underwritten securities cannot be resold, for any reason, at anticipated levels. If the Company were to expand its proposed underwriting activities, it would likely make increased commitments of capital to marketmaking activities in securities of these issuers. The expected additional concentration of capital in the securities of those issuers held in inventory would increase the Company's exposure to such risks. Moreover, underwriting commitments would constitute a charge against net capital and the Company's ability to make underwriting commitments may be limited by the requirement that it must at all times be in compliance with such net capital requirements. See "--Net Capital Requirements."

Volatile Nature of Securities Brokerage Business; Recent Trends

     The Company may, in the future, commence operations as a broker of securities. The securities business is volatile and is directly affected by national and international economic conditions, broad trends in business and finance and fluctuations in volume and price levels of securities transactions, all of which are beyond the control of the Company. Reduced trading volume generally results in reduced transaction revenues and decreased profitability. Severe market fluctuations in the future could have a material adverse effect on the Company's business, financial condition and operating results.


     During the last two decades, the securities brokerage industry has undergone many fundamental changes, including the emergence of discount brokers, the dominance of institutional investors and consolidation. Several current trends also affect the securities brokerage industry, including the increased use of technology and greater self-reliance among individual investors. There can be no assurance that these trends or future changes in the securities brokerage industry will not have a material adverse effect on the Company's business, financial condition and operating results. In addition, commissions charged to customers of brokerage services have steadily decreased over the past several years, and the Company expects such decreases to continue. There can be no assurance that such decreases will not have a material adverse effect on the Company' business, financial condition and operating results.


Potential Liability from Securities Brokerage Business

     Many aspects of the securities brokerage business involve substantial risks of liability. In recent years, there has been an increasing incidence of litigation involving the securities brokerage industry, including class action suits that generally seek substantial damages and other suits seeking punitive damages. Like securities brokerage firms, the Company is, and in the future will be, potentially subject to substantial settlements and judgments in connection with securities offered and sold by or through the Company. The securities business is also subject to various other risks, including customer default and employees' misconduct, errors and omissions. Losses associated with these risks could have a material adverse effect on the Company's business, financial condition and operating results.


     Further, if the Company develops its securities brokerage operations through the acquisition of an operating broker-dealer, the Company may be subject to liability resulting from acts or omissions of such broker-dealer or its employees that occurred prior to such acquisition under the theory of successor liability or otherwise. Due to the nature of such potential or pending legal actions, the Company, at the time of such acquisition, may be unaware, or find it difficult to assess the extent of, such liability.


Risk of Significant Losses from Merchant Banking Activities

     The Company has, and anticipates to continue, through ICG or a separate subsidiary, making direct investments in private and public companies with capitalization of less than $250 million--so called micro cap companies. Some of these companies may be in the early stages of development with little or no operating history, while others may be more seasoned companies that operate at losses or which experience substantial fluctuations in operating results. In either case, investments in these companies would be speculative and would involve a high degree of risk. See "Speculative Nature of Investments in Certain Companies."

     In certain cases, such a direct investment may be structured as a small short-term debt financing that is intended to be re-paid from the proceeds of a subsequent, larger financing. With such an investment, the Company runs the risk that the client company may not have the resources to pay principal and/or interest on such loan in the event of failure to consummate a proposed offering of securities or inability to obtain subsequent financing. Additionally, such investments may be unsecured. There can be no assurance that such a direct investment will not result in a substantial or complete loss to the Company.

Uncertainty of Offering of Money Management Services

     If the Company enters the securities brokerage business, the Company anticipates offering money management services to its clients through an alliance with one or more independent money management operations. However, there can be no assurance that any such alliances will be made, or be made on terms favorable to the Company, in the near future, or at all.

     The money management business is subject to the various risks inherent in the financial industry. Any one or all of these factors may adversely affect the results of operations of the money management business and individual money managers. See "--Risky Nature of the Company's Business."

Dependence on Public Offering Market

     The Company's business is based in part upon the market for public financings, which also affects the market for private financings. Changes in the securities markets and general economic conditions, including economic downturns, fluctuations in interest rates, the availability of credit, inflation and other factors, may affect the value of investments of the Company and/or the scope and depth of the investments available to the Company. The market for public offerings is cyclical in nature and, accordingly, there can be no assurance that the securities markets will, at any point in time, be receptive to public offerings, particularly those of growth companies. Any adverse change in the market for public offerings could have a material adverse effect on the Company and could severely limit the Company's ability to realize its business objectives for itself and on behalf of its investing clients. See "--Risky Nature of the Company's Business."

Dependence on Clearance from Certain State Securities Commissions

     In order to engage in securities brokerage or underwriting activities, the Company may also need to apply for clearance from state securities commissions to conduct business within such states. The Company cannot conduct revenue producing operations within a state prior to receiving such clearance therefrom. There can be no assurance that such clearances will be received.


     ICG has applied for clearance from certain state securities commissions, including Illinois, Pennsylvania and New Jersey, to conduct business within such states. ICG cannot conduct revenue producing operations within a state prior to receiving such clearance. Currently, the only states in which ICG may generate commissions are California, Connecticut, Florida and New York. There can be no assurance, however, that such clearances will be received as anticipated.


Limited Liquidity of Portfolio Investments

     The Company anticipates that a significant portion of the investment opportunities identified by the Company will consist of securities that are subject to restrictions on sale. Restricted securities cannot be sold publicly unless they are registered under the Securities Act, or sold under Rule 144 or other rules under the Securities Act that permit only limited sales under specified conditions. Restricted securities may also be subject to contractual restrictions on transfer with the issuer of such securities. Because it is anticipated that the Company will identify investments in growth companies, the ability of the Company or its clients to sell certain of its securities purchased in private placements may be limited by, and subject to, the lack or limited nature of a trading market for the securities and the volatility of the stock market as a whole. Such limitations could prevent or delay any sale of the client company's securities. Accordingly, the Company and its investing clients may be substantially dependent upon the ability of the company clients to implement a plan which, within a reasonable period of time, would facilitate a trading market for the company client's securities. Restricted securities generally sell at a price lower than similar securities that are not subject to restrictions on sale. When restricted securities are sold to the public, the Company, under certain circumstances, may be deemed to be an "underwriter" or a controlling person with respect thereto for the purposes of the Securities Act, and therefore be subject to liabilities as such under the Securities Act.

Possible Need for Additional Investments in Client Companies

     Following its initial investment for its own portfolio, ICG may make additional debt and equity investments ("Additional Investments") in its client companies in order to increase its investment in a successful client company, to exercise warrants, options, or convertible securities obtained in the original financing, to preserve ICG's proportionate ownership when a subsequent financing is planned or to protect ICG's initial investment when such client company's performance does not meet expectations. ICG will have the discretion to make an Additional Investment, if any, as it determines subject to the availability of capital resources. In certain circumstances a client company may be unable to secure additional financing through sources other than through ICG under favorable terms, if at all. The failure by ICG to arrange for such Additional Investments may, in certain circumstances, jeopardize the continued viability of a client company and ICG's initial investment. If such financing is not obtained, a client company may be forced to alter its business plan, cease its operations, liquidate its assets and/or seek protection from bankruptcy laws due, for example, to the client company's lack of capital for planned expansion of operations or its inability to meet its financial obligations. The necessity of making Additional Investments may limit the number of companies in which ICG has the ability to invest. There can be no assurance that ICG will have sufficient funds to make necessary Additional Investments or that, following an Additional Investment, ICG will not lose the entire amount of its initial and Additional Investment. ICG has no established criteria in deciding whether to make an Additional Investment except that ICG's management will exercise its business judgment and apply levels of evaluation similar to that which it applies in connection with initial investments.

Compliance with Federal, State and Foreign Regulation

     The Company's businesses, and the securities industry in general, is subject to extensive regulation in the United States at both the federal and state level. As a matter of public policy, various regulatory bodies are charged with safeguarding the integrity of the securities and other financial markets. These bodies are charged with protecting the interests of customers participating in those markets, not with protecting the interests of the Company's stockholders. In addition, self-regulatory organizations and other regulatory bodies in the United States such as the NASD, require strict compliance with their rules and regulations. Failure to comply with any of these laws, rules or regulations could result in fines, suspension or expulsion, which could have a material adverse effect upon the Company. Additional legislation or regulation, changes in existing laws and rules, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the mode of operation and profitability of the Company.

     Abroad, the Company's anticipated business is subject to regulation by various foreign governments and regulatory bodies. Any new regulation or change in existing regulation by such governments and bodies, including but not limited to the imposition of exchange controls, could restrict the participation of or increase the cost of participation by United States securities firms, including the Company, in the relevant foreign market and restrict the flow of dividends and other payments from and to the Company's operations in the relevant jurisdiction. In addition, CGE is subject to U.K. law and the rules and regulations of the Securities and Futures Authority. Failure to comply with any of these laws, rules or regulations could result in fines, suspensions or expulsion, which could have an adverse effect upon the Company.

Investment Company Act Considerations

     The regulatory scope of the Investment Company Act of 1940, as amended ("Investment Company Act"), which was enacted principally for the purpose of regulating vehicles for pooled investments in securities, extends generally to companies engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities. The Investment Company Act may, however, also be deemed to be applicable to a company that does not intend to be characterized as an investment company but which, nevertheless, engages in activities which may be deemed to be within the definitional scope of certain provisions of the Investment Company Act. The Company believes that its principal activities will not subject the Company to regulation under the Investment Company Act. Nevertheless, there can be no assurance that the Company will not be deemed to be an investment company. In the event the Company is deemed to be an investment company, the Company may become subject to certain restrictions relating to the Company's activities, including restrictions on the nature of its investments and the issuance of securities. In addition, the Investment Company Act imposes certain requirements on companies deemed to be within its regulatory scope, including registration as an investment company, adoption of a specific form of corporate structure, compliance with certain burdensome reporting, record-keeping, voting, proxy, disclosure and other rules and regulations. In the event of characterization of the Company as an investment company, the failure by the Company to satisfy regulatory requirements, whether on a timely basis or at all, could have a material adverse effect on the Company.

Net Capital Requirements

     The Securities and Exchange Commission, the Department of the Treasury, the Securities and Futures Authority in the U.K. and various other securities and commodities exchanges and other regulatory bodies in the United States and abroad either have or are considering the imposition of rules with respect to net capital requirements which could affect the Company or its subsidiaries. A change in such rules, or the imposition of new rules, affecting the scope, coverage, calculation or amount of such net capital requirements, or a significant operating loss or any unusually large charge against net capital could adversely affect the ability of the Company to pay dividends or to expand or even maintain levels of business.

Control by Management

     The Company's founders (including most of the Company's officers and directors, among others (collectively, the "Control Group")), own 53.68% of the issued and outstanding shares of voting securities of the Company. The Control Group will continue to control the Company for an indefinite period of time. Further, the Control Group and their affiliates may purchase shares in the open market, which purchases would facilitate the maintenance of the Control Group's level of control over the Company. Such level of control enables the Control Group to prevent an outside party from obtaining control of the Company through the purchase of the Company's securities and to substantially control the election of directors of the Company and the outcome of matters submitted to a vote of the Company's stockholders.


Dependence on Key Personnel; Absence of Non-Competition Agreements

     The Company's success will depend upon the services of its executives and certain key personnel, including Ronald B. Koenig, its Chairman of the Board of Directors, President, and Chief Executive Officer, Alan L. Jacobs, its Executive Vice President, and Stanley Hollander, its Senior Vice President. Competition among financial services firms for executives and other professional personnel is intense and subject to escalating compensation expenses. There can be no assurance that the Company will be successful in attracting and retaining key personnel. The loss of the services of any one or more of such personnel or the inability of the Company to attract such personnel could have a material adverse effect on the Company. The Company does not have employment or non-competition agreements with any officer or director of the Company or any of its subsidiaries. Further, the Company does not maintain key man life insurance on any of its executives or key personnel. There can be no assurance that such officers and directors will remain associated with the Company in any particular capacity or that they will not currently, or in the future, compete, directly or indirectly, with the Company. See "Management."


Conflicts of Interest

     Each of the Company's officers has a full-time position with CGI. None of such officers is currently required to commit any portion of his business time to the affairs of the Company. CGI may become a majority-owned subsidiary of the Company and become engaged in the securities brokerage and underwriting businesses. Until such time, such personnel will have conflicts of interest in allocating management time among their various business activities. The officers and directors of the Company may be involved in other positions at CGI with activities similar to those to be undertaken by the Company and there can be no assurance that they will offer any suitable prospective business opportunities to the Company. Such persons may have conflicts of interest in determining to which entity a particular business opportunity should be presented. In general, officers and directors of a corporation are required to present certain business opportunities to such corporation. Accordingly, as result of multiple business affiliations, certain of the Company's officers, directors and stockholders may have similar legal obligations to present certain business opportunities to multiple entities. There can be no assurance that any of the foregoing conflicts will be resolved in favor of the Company. See "Management" and "Certain Transactions."


Exercise of Warrants Will Have Dilutive Effect

     The Warrants provide, during their respective terms, an opportunity for the holder thereof to profit from a rise in the market price of the Common Stock with resulting dilution in the ownership interest in the Company held by the then present shareholders. Because holders of the Warrants would most likely opt to exercise their securities and receive the underlying Common Stock at a time when the Company may be able to obtain capital by a new offering of securities on terms more favorable than those provided by such securities, the terms on which the Company may be able to obtain additional capital would be affected adversely. See "Description of Securities."

Securities Eligible for Future Sale

     All but 288,834 of the Company's 3,398,496 currently outstanding shares of Common Stock are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act. Of such 3,398,496 shares of Common Stock, 3,098,496 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except for any such shares purchased by "affiliates," which will be subject to certain resale limitations under Rule 144. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of the Company's issued and outstanding Common Stock, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of the Company may sell is not so limited, since non-affiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning the Company. Further, the Company has 16,431,000 shares of Class B Common Stock issued and outstanding, all of which are "restricted securities." Such shares of Class B Common Stock will automatically convert to Common Stock on December 31, 1998, at which time such shares of Common Stock may be sold in compliance with Rule
144. See "Description of Securities."

     Issuances of additional shares of Common Stock may cause current shareholders of the Company to suffer significant dilution which may adversely affect any market for the securities of the Company. See "Dilution."


     Prospective investors should be aware that the possibility of sales may, in the future, depress the price of the Common Stock in any market which may develop and, therefore, the ability of any investor to market shares may be dependent directly upon the number of shares that are offered and sold. Affiliates of the Company may sell their shares during a favorable movement in the market price of the Common Stock, if a market develops in the Common Stock, which may have a negative effect on the price per share of the Common Stock.

Possible Adverse Effects of Authorization of Preferred Stock

     The Company has 20,000,000 authorized shares of preferred stock, none of which are currently issued and outstanding. The preferred stock may be issued with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval (but subject to applicable government regulatory restrictions), to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any additional shares of its preferred stock there can be no assurance that the Company will not do so in the future. See "Description of Securities."


Listing on OTC Bulletin Board; Limited Trading Market; "Penny Stock" Regulations May Impose Certain Restrictions

     The Company's Common Stock has been quoted on the OTC Bulletin Board since June 12, 1997. The Common Stock has only a limited trading market. There can be no assurance that a more active trading market will develop or, if developed, that it will be maintained. No prediction can be made as to the effect, if any, that the sale of restricted shares of Common Stock or shares of Common Stock issuable upon conversion of the Class B Common Stock on December 31, 1998 or exercise of the Warrants or the availability of such securities for sale will have on the market price of the Common Stock from time to time, if such a market develops. As a result, an investor might find it difficult to dispose of, or to obtain accurate quotations as to the value of, the Common Stock.

     In addition, as the Common Stock has no active trading market and the trading price of the Common Stock is less than $5.00 per share, trading in the Common Stock is subject to the requirements of Rule 15g-9 promulgated under the Exchange Act. Under such rule, broker-dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchase and receive the purchaser's written consent prior to the transaction. The Common Stock is also subject to the Securities Enforcement Remedies and Penny Stock Reform Act of 1990, which requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, according to recent regulations adopted by the Commission, any equity security not traded on an exchange or quoted on Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Such requirements could severely limit the market liquidity of the Common Stock and the ability of purchasers in this offering to sell their securities in the secondary market.

Requirements of Current Prospectus and State Blue Sky Registration in Connection with the Exercise of the Warrants

     The Company will be able to issue the Shares issuable upon the exercise of the Warrants only if (i) there is a current Prospectus relating to the securities offered under an effective Registration Statement filed with the Commission, and (ii) such Common Stock is then qualified for sale or exempt therefrom under applicable state securities laws of the jurisdictions in which the various holders of such Warrants reside. While this Prospectus relates to a current, effective Registration Statement, there can be no assurance, that the Company will be successful in maintaining a current Registration Statement. After a Registration Statement becomes effective, it may require updating by the filing of post-effective amendments.

Forward-Looking Statements and Associated Risk

     This Prospectus contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act which represents the Company's expectation or beliefs, including statements regarding, among other things, (i) the Company's growth strategy or potential,
(ii) anticipated trends in the Company's businesses, (iii) the Company's ability to compete with its competitors and (iv) the Company's profitability and projected financial condition. Any statements contained in this Prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "may," "will," "expect," "plan," "believe," "anticipate," "intend," "estimate" or "continue," the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based upon Management's beliefs at the time they are made as well as assumptions made by Management based upon information available to it. The current assumptions regarding the Company's operations, performance, development and results of its business include (i) the accuracy of estimates of anticipated increases in the Company's expenses due to implementation of the Company's business plan, (ii) the successful completion of securities offerings anticipated to be consummated through ICG, (iii) the maintenance of market conditions affecting the Company's services, (iv) the successful implementation and maintenance of a securities brokerage operation and (v) appropriate regulatory approvals. Forward-looking statements are inherently subject to various risks and uncertainties, including those described above, as well as potential changes in economic or regulatory conditions that are largely beyond the Company's control. Should one or more of these risks materialize or changes occur, or should Management's assumptions prove to be incorrect, the Company's actual results may materially vary from those anticipated or projected.

                                  THE COMPANY

General

     Capital Growth Holdings, Ltd. was incorporated in Colorado on June 15, 1987. The Company, formerly known as Galt Financial Corporation, and previously, Earnco, Inc., was organized to evaluate, structure and complete a merger with, or acquisition of, an operating business.


Acquisition of International Capital Growth, Ltd.

     On March 14, 1997, the Company acquired 100% of the outstanding capital stock of International Capital Growth, Ltd., a Delaware corporation and member of the NASD, in a reverse acquisition consummated through a share exchange transaction (the "Share Exchange"). The Share Exchange was treated as a recapitalization. In connection therewith, ICG's historic capital accounts were retroactively adjusted to reflect the equivalent number of shares issued by CGH in the transaction while ICG's historical deficit accumulated during the development stage is carried forward. The Share Exchange was not subject to the registration requirements of the Securities Act.

     The Share Exchange resulted in a change in control of the Company. Immediately after the Share Exchange, the former shareholders of the Company owned approximately 2%, and the former stockholders of ICG owned approximately 98%, of the outstanding capital stock of the Company.


     Prior to and in connection with the Share Exchange, the Company adopted a stock option plan, amended its charter to, among other things, change its name from Galt Financial Corporation to Capital Growth Holdings, Ltd. and effected a 60 for 1 reverse split of its outstanding capital stock (the "Reverse Stock Split"). Upon effectiveness of the Reverse Stock Split, the Company had 297,094 shares of capital stock issued and outstanding. On and after March 14, 1997, in accordance with the terms and conditions of the Share Exchange, the Company issued 18,982,906 shares of its capital stock and 1,875,000 redeemable warrants (the "Exchange Warrants") to the former security holders of ICG in exchange for outstanding securities of ICG, in each case of the same type and denomination.


     The 18,982,906 shares of capital stock of the Company that were issued in connection with the Share Exchange consisted of (a) 2,551,906 shares of Common Stock, (b) 11,349,666 shares of newly-authorized Class B Common Stock, (c) 4,001,334 shares of newly-designated 5% Cumulative Convertible Series A Preferred Stock, par value $.001 per share (the "Series A Preferred Stock"), and (d) 1,080,000 shares of newly-designated 5% Cumulative Convertible Series B Preferred Stock, par value $.001 per share (the "Series B Preferred Stock"), all of which classes of capital stock voted together as one class. The Class B Common Stock is junior in priority with respect to dividends to the Common Stock and automatically converts into Common Stock on a one-for-one basis on December 31, 1998. The Company's Series A Preferred Stock and Series B Preferred Stock automatically converted into Class B Common Stock on a one-for-one bais on October 12, 1997. The former holders of the Series A Preferred Stock and Series B Preferred Stock are entitled to preferential cumulative dividends which accrued until conversion thereof into Class B Common Stock. The Exchange Warrants consisted of 1,625,000 Warrants, each exercisable to purchase one share Common Stock, which are being registered hereby, at $4.00 per share (subject to adjustment) at any time until October 1999 or March 2000, as the case may be, and 250,000 Consulting Warrants, each exercisable to purchase one share of Class B Common Stock at $2.00 per share (subject to adjustment) at any time, subject to an vesting schedule, until November 1999. See "Description of Securities" and "Dividend Policy."


     In connection with the Share Exchange, the then officers and directors of the Company resigned and certain of the officers and the directors of ICG were elected as officers and directors of the Company. See "Management."


Private Placement

     On March 27, 1997, the Company completed a private offering (the "Private Offering") of shares of its Common Stock at $2.25 per share pursuant to Regulation D ("Regulation D") and Regulation S ("Regulation S"), each as promulgated under the Securities Act, to "accredited investors" as that term is defined in Regulation D and to non-"U.S. persons" in an "offshore transaction" as such terms are defined in Regulation S, respectively. The Company issued 549,496 shares of Common Stock in the Private Offering which yielded net proceeds of $1,069,000. The Company also issued a total of 24,984 Warrants as partial compensation to certain sub-placement agents in the Private Offering, each Warrant is exercisable to purchase one share of Common Stock at $4.00 per share (subject to adjustment) at any time prior to redemption thereof until March 2000. The shares of Common Stock underlying the Warrants issued to such sub-placement agents are being registered in this offering. The placement agent in the Private Offering is an affiliate of the Company. See "Certain Transactions."

Change in Fiscal Year End and Reincorporation

     On March 25, 1997, the Company changed from a fiscal year that runs from February 1 through January 31 to a fiscal year that runs from January 1 through December 31, commencing the year ended December 31, 1997. On June 25, 1997, the Company effected a reincorporation from the State of Colorado to the State of Delaware which transaction included the adoption of the Company's current Certificate of Incorporation and By-Laws.



                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares offered by the Selling Securityholders. Management estimates that the aggregate expense of this offering will be approximately $80,597, all of which will be borne by the Company.


     The gross proceeds from the exercise of all of the outstanding Warrants would be $6,599,940. The Company intends to use the proceeds from the exercise of the Warrants, if any, for working capital and general corporate purposes. Proceeds not immediately required for such purposes will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments.



                           MARKET FOR COMMON EQUITY

     The Company's Common Stock is currently quoted on the OTC Bulletin Board under the symbol "CGHL". There is currently no public trading market for the Company's Class B Common Stock. The table set forth below presents the high and low bid prices of the Common Stock for the period indicated in 1997 based on information provided by the OTC Bulletin Board. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. Further, for the period from June 6, 1997 through July 8, 1997, traditional high and low quotes could not be determined as during such time there was only one market maker for the Common Stock. Prior to June 6, 1997, there was no trading market for the Common Stock.




1997:                                                     High      Low
-----                                                     ----      ---
From June 6 (initial listing), through June 30  ......    $2.75    $2.25
From July 1, through September 30   ..................    $2.75    $2.25
From October 1, through December 31 ..................    $2.50    $0.75



     On January 13, 1998, the last reported bid price of the Common Stock was $.75.

     As of January 13, 1998, there were approximately 370 holders of record of the Common Stock and 16 holders of record of the Class B Common Stock.

                                DIVIDEND POLICY

     As of March 25, 1997, the Company's Board of Directors declared an annual cumulative dividend of $.225 per share on the Common Stock for the calendar years 1997 and 1998, subject to (i) the payment of dividends on any class of capital stock with priority over the Common Stock, (ii) applicable net capital requirements and (iii) restrictions under applicable law (the "Common Stock Dividend"). The Common Stock Dividend, which began accruing as of January 1, 1997, is currently payable on a quarterly basis ending on December 31, 1998.

     On October 12, 1997, each share of the Company's 4,001,334 shares of 5% Cumulative Convertible Series A Preferred Stock and 1,080,000 shares of 5% Cumulative Convertible Series B Preferred Stock converted into one share of Class B Common Stock. Pursuant to the terms of the Certificates of Designation of such preferred stock, the holders thereof are entitled to 5% per share annual cumulative dividends prior to payment of dividends on any other class of capital stock of the Company. The cumulative dividends on such preferred stock have accrued unpaid since October 12, 1996 and were payable on a quarterly basis commencing December 31, 1996 and on October 24, 1997, ten business days after the conversion thereof. The aggregate amount of such arrearage owed by the Company to the former holders of such preferred stock as of October 12, 1997 is approximately $38,000.

     The Company's ability to pay dividends on its common equity is limited by state law and the Company's ability to pay dividends on classes of capital stock with priority over the class of equity on which such dividend is paid. Under Delaware law, the Company may declare and pay dividends or make other distributions on its capital stock only out of capital surplus (as defined under Delaware Law) and in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The Class B Common Stock is junior in priority to the Common Stock with respect to the payment of dividends and is subject to a $.20 per share limitation on dividends in 1998.

     The Company does not anticipate declaring any additional dividends on any of its classes of capital stock. Any future dividend declarations and payments would be subject to the restrictions set forth above, approval of the Company's Board of Directors and any contractual restrictions.


                                CAPITALIZATION

     The following table sets forth the capitalization of the Company at September 30, 1997 (i) on an actual basis (ii) on an as adjusted basis to give effect to the conversion of the Series A Preferred Stock and Series B Preferred Stock into Class B Common Stock on October 12, 1997. The following table should be read in conjunction with the financial statements of the Company and notes thereto included elsewhere herein.



                                                                                       September 30, 1997
                                                                                  ----------------------------
                                                                                     Actual        As Adjusted
                                                                                  -------------   ------------
Liabilities:
 Accrued expenses and other liabilities .......................................    $   66,000     $  66,000
 Deferred tax liability  ......................................................       250,000       250,000
 Dividends payable ............................................................        36,947        36,947
                                                                                   ----------     ----------
 Total liabilities ............................................................       352,947       352,947
Stockholders' equity:
   Series A Preferred Stock--$.001 par value, 4,001,334 shares authorized;
   4,001,334 shares issued and outstanding at liquidation value of $.14 actual,
   none issued and outstanding as adjusted ....................................       560,187            --
   Series B Preferred Stock--$.001 par value, 1,080,000 shares authorized;
   1,080,000 shares issued and outstanding at liquidation value of $.21 actual,
   none issued and outstanding as adjusted ....................................       226,800            --
   Common Stock--$.001 par value, 25,000,000 shares authorized; 3,398,496
   shares issued and outstanding actual and as adjusted   .....................         3,398         3,398
   Class B Common Stock--$.001 par value, 25,000,000 shares authorized;
   11,349,666 shares issued and outstanding actual and 16,431,000 shares
   issued and outstanding as adjusted   .......................................        11,350        16,431
Additional paid in capital  ...................................................     4,365,808     5,147,714
Accumulated deficit   .........................................................      (541,794)     (541,794)
Subscriptions receivable ......................................................       (53,600)      (53,600)
Treasury stock (15,000 Shares) ................................................       (30,000)      (30,000)
                                                                                   ----------     ----------
Total stockholders' equity  ...................................................     4,542,149     4,542,149
                                                                                   ----------     ----------
Total capitalization  .........................................................    $4,542,149     $4,542,149
                                                                                   ==========     ==========

                            SELECTED FINANCIAL DATA


     Set forth below are selected financial data of the Company for each of the periods indicated. The historical financial statements of the Company as of December 31, 1996 and for the period from February 26, 1996 (inception) through December 31, 1996 have been audited by Richard A. Eisner & Company, LLP, independent auditors, and such financial statements and the report thereon are included elsewhere in this Registration Statement. The financial data for the nine months ended September 30, 1996 and 1997 were derived from the unaudited financial statements of the Company. In the opinion of management, however, such data reflect all adjustments (consisting only of normal recurring adjustments) necessary to, however, fairly present the data for such periods. Operating results for interim periods are not necessarily indicative of the results that may be expected for a full year. All of the information set forth below should be read in conjunction with the Company's consolidated financial statements, including the notes thereto, "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information of the Company included in this Prospectus.


Statement of Operations Data:



                                                                                             For the Nine Months Ended
                                                                                                   September 30,
                                                               For the period from         -----------------------------
                                                          February 26, 1996 (inception)
                                                            through December 31, 1996          1996            1997
                                                          ------------------------------   -------------   -------------
Revenues:
 Consulting fees   ....................................             $        0             $        0      $  351,434
 Private placement fees  ..............................                      0                      0       2,059,287
 Unrealized gains on securities   .....................                      0                      0       1,540,880
 Interest income   ....................................                 22,033                  1,243          73,856
                                                                    ----------             ----------      -----------
Total Revenue   .......................................                 22,033                  1,243       4,025,457
                                                                    ==========             ==========      ===========
Operating expenses:
 Equity in net loss of unconsolidated affiliate  ......                      0                      0          96,115
 Selling expenses  ....................................                      0                      0         504,332
 General and administrative ...........................                740,649                 15,472       2,386,790
                                                                    ----------             ----------      -----------
Total operating expenses ..............................                740,649                 15,472       2,987,237
                                                                    ==========             ==========      ===========
Net income (loss) before taxes ........................               (718,616)               (14,229)      1,038,220
Provision for taxes   .................................                      0                      0         250,000
                                                                    ----------             ----------      -----------
Net income (loss)  ....................................               (718,616)               (14,229)        788,220
Less cumulative preferred dividend   ..................                 (8,530)                     0         (28,417)
                                                                    ----------             ----------      -----------
Net income (loss) attributable to common
 stockholders   .......................................               (727,146)               (14,229)        759,803
                                                                    ==========             ==========      ===========
Primary:
Net income (loss) per common shares  ..................            ($     0.06)                   0.0      $     0.05
                                                                    ==========             ==========      ===========
Weighted average number of shares outstanding .........             11,910,346             11,210,550      14,576,409
                                                                    ==========             ==========      ===========
Fully diluted:
Net income per common share ...........................                                                    $     0.04
                                                                                                           -----------
Weighted average number of shares outstanding .........                                                    19,676,184
                                                                                                           ===========



Balance Sheet Data:



                               December 31, 1996     September 30, 1997
                               -------------------   -------------------
Total Assets ...............       $3,486,834            $4,895,096
Total Liabilities  .........       $   51,000            $  352,947
Long-Term Debt  ............       $        0            $        0
Stockholders' Equity  ......       $3,435,834            $4,542,149

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


Overview

     CGH is a diversified financial services firm pursuing investment and merchant banking, and evaluating the feasibility of developing securities brokerage, underwriting and money management operations, in the United States and Europe. The Company has one wholly-owned subsidiary, ICG. ICG owns a 50% interest in CGE.


     ICG commenced formal operations in October 1996 when it became registered as a broker-dealer with the SEC and obtained membership with the NASD. On March 14, 1997, ICG consummated a share exchange transaction with the Company and became the Company's wholly-owned subsidiary. In June 1997, the Company reincorporated into the State of Delaware and had its common stock listed on The Nasdaq Stock Market, Inc.'s OTC Bulletin Board under the symbol "CGHL". Through December 1996, ICG was a development stage company.

     During the first six months of fiscal year 1997, the Company has generated revenues and earnings from ICG's investment banking activities. However, the Company anticipates that its operating expenses will increase in the event of the commencement of securities brokerage activities. To remain profitable, the Company must generate revenues in excess of operating expenses anticipated to be incurred in connection with ICG's business, the potential commencement of securities brokerage activities and the expansion of its business.


     Management is also considering the possibility of merging the Company with one of a number of unaffiliated companies engaged in businesses unrelated to the Company's current business. If such a transaction is consummated, the Company may divest itself of its current business, which may be purchased by affiliates of the Company or an independent third party. There can be no assurance that any such transaction will be consummated. The consummation of such a transaction would be subject to numerous conditions, including, without limitation, the successful completion of due diligence investigations, the execution of definitive documentation, the requisite approvals of the Company's and the merger candidate's boards of directors and shareholders and the consents of the appropriate regulatory agencies.

     Over the next 12 months the Company may seek to raise additional capital through either the sale of its portfolio securities or through additional fundraising. The Company believes that it currently has adequate cash resources to continue operations for approximately six months.


     As ICG did not commence business activities until October 1996, the Company believes that a period to period comparison of results of operations would not be meaningful.


Results of Operations for the Period from February 26, 1996 (inception) to December 31, 1996

     Revenues. The Company generated interest income of $22,033 on funds raised in a private placement of the Company's securities in March and October 1996.

     Operating Expenses. Operating expenses for the period were $740,647, consisting principally of professional fees, management and employee salaries and establishment of its business as a broker-dealer.

     Net Loss. As a result of the foregoing, the Company had net loss of $718,616.



Results of Operating for the Nine Months ended September 30, 1997

     Revenues. The Company generated $4,025,457 in revenues during the nine months ended September 30, 1997, of which $1,650,268 resulted from fees in connection with an $11.1 million private placement consummated by ICG as placement agent for a publicly held company in the second quarter. The Company generated $409,019 in other private placement fees, $351,434 in consulting fees, unrealized gains on its securities portfolio of $1,540,880, principally from the securities of one company, as well as interest income of $73,856.

     Operating Expenses. Operating expenses for the nine months ended September 30, 1997 were $2,987,237, consisting of selling expenses of $504,332, general and administrative expenses of $2,386,790, approximately 40% of which consisted of management and employee salaries, and the recognition of the equity in the net loss of the Company's unconsolidated subsidiary Capital Growth Europe of $96,115.

     Net Income. As a result of the foregoing, and after provision for taxes of $250,000, the Company had net income of $788,220 for the nine months ended September 30, 1997.



Liquidity and Capital Resources

     Capital for the Company has been provided by the investments made by the initial shareholder group and through private placements of the Company's securities. In March 1997, the Company raised net proceeds of approximately $1.0 million in a private placement of 549,496 shares of its common stock.


     To date, the Company has used its capital for merchant banking (securities investments), working capital and for general corporate purposes. In addition, in March 1997, the Company loaned $200,000 to an entity controlled by Messrs. Ronald B. Koenig and Stanley Hollander, two of the Company's directors, officers and principal shareholders. The loan carries interest at the rate of 6% per annum and was approved by a majority of disinterested directors of the Company.

     In March 1997, the Company acquired from a third party marketable securities for a total cost of $450,000, which were valued on September 30, 1997 at approximately $1.87 million.

     On July 1, 1997, the Company paid a $.1125 per share dividend to holders of its common stock which dividend totaled $382,332 in the aggregate. The dividend represented payment for the six month period from January 1, 1997 through June 30, 1997 of a two year $.225 annual per share dividend (the "Common Stock Dividend"). On each of September 30, 1997 and December 31, 1997, the Company paid a $.05625 per share dividend which in each case totaled $191,165 in the aggregate, representing payment of the Common Stock Dividend for the three month periods from July 1, 1997 through September 30, 1997 and from October 1, 1997 through December 31, 1997, respectively. The balance of the Common Stock Dividend is anticipated to be paid on a quarterly basis at a rate of $.05625 per share from March 31, 1998 through December 31, 1998.

     On September 15, 1997, the Company loaned $25,000 to Capital Growth International LLC, an affiliate of the Company. This loan was repaid on October 2, 1997 without interest.

     On October 12, 1997, each share of the Company's 4,001,334 shares of Series A Preferred Stock and 1,080,000 shares of Series B Preferred Stock converted into one share of Class B Common Stock, at which time the 5% per share annual dividend that has accrued thereon ceased to accrue and became due and payable on October 24, 1997 out of funds legally available therefor. The dividend due and payable to the holders of the Series A Preferred Stock and Series B Preferred Stock is approximately $38,000 in the aggregate. As a result of such conversion, the Company has a total of 3,398,496 shares of Common Stock and 16,431,000 shares of Class B Common Stock currently outstanding.

     Subsequent to September 30, 1997 the market price of certain of the Company investments in equity securities declined significantly. The securities with a carrying amount of approximately $2,900,000 at September 30, 1997 declined to approximately $500,000 at December 31, 1997.

     In the event of the commencement of securities brokerage activities, the Company anticipates committing a significant amount of capital thereto. The Company anticipates raising additional equity capital of up to $1.0 million in gross proceeds for this purpose. There can be no assurance, however, that the Company's efforts to raise additional capital will be successful. The Company has no material capital commitments other than annual salaries to its executive officers and employees of approximately $1,237,000 and a letter of credit in the amount of $100,000 to secure future rent payments and leasehold improvements at the Company's London office. The Company believes that its current cash resources will be adequate to satisfy its operations for approximately six months.



Variability of Results

     The Company anticipates that a substantial portion of its future revenues will originate from ICG's activities as placement agent in private financings. When acting as placement agent, ICG is typically compensated upon the successful closing of a financing. Agency financings typically take from 90 to 120 days to consummate after ICG is retained as placement agent. Activities will be undertaken and expenses incurred in one fiscal period although a fee may not be earned until a subsequent period. As a result, the financial results of the Company may vary dramatically from quarter to quarter. Further, the Company's operating results will also vary as a result of the marking to market of its portfolio of securities.

                                   BUSINESS


General

     Capital Growth Holdings, Ltd. ("CGH" or the "Company") is a financial services firm concentrating in investment and merchant banking in the United States and Europe. The Company provides growth companies with access to needed capital on an agency or principal basis by using unique financing approaches and tools, while providing the opportunity for investors and the Company to potentially earn above-average market returns. In addition, the Company is evaluating (i) entering into the securities brokerage business, (ii) expanding into businesses that complement the Company's current operations and (iii) capitalizing upon the synergies that may exist among the Company's present and future operations.

     The Company's investment banking activities are conducted through its wholly-owned subsidiary, ICG. ICG commenced limited operations in October, 1996 and through December, 1996 was in the development stage. Accordingly, the Company has limited operating history upon which an evaluation of the Company's performance and prospects can be made. ICG's business focus is to act as placement agent in connection with the international private placement of securities of its client companies through a world-wide network of sub-placement agents. In addition, CGE, a London based, 50% owned subsidiary of ICG, acts as a sub-placement agent for ICG in Europe and sources European investment banking transactions. Since inception, ICG has raised approximately $15.5 million on behalf of two client companies.

     The Company is evaluating entering into the securities brokerage business and establishing underwriting operations to provide investment services to domestic and foreign institutional and individual investors and investment banking services to company clients. As part of the Company's efforts to develop such businesses, the Company may acquire CGI, an affiliate of the Company, hire personnel, and obtain the necessary capital to commence operation. Alternatively, the Company may seek to acquire a currently operating broker-dealer to pursue such business activities. There can be no assurance, however, that an acquisition of either CGI or a currently operating broker-dealer will ever occur. The Company may also offer money management services through a relationship with an independent money manager as part of its proposed securities brokerage business.


     The Company's management believes that significant synergies would exist between the operations of ICG and a brokerage operation. These synergies would enable the brokerage operation to capture (i) brokerage commissions from ICG's existing relationships with money managers worldwide who have either invested or acted as sub-placement agents in ICG sponsored transactions and have expressed a willingness to direct certain commission-generating business to the brokerage operation; (ii) additional brokerage commissions from investors in ICG sponsored transactions if such investors liquidate an investment; (iii) a number of public offering and private placement opportunities resulting from ICG introductions; and (iv) additional brokerage commissions by acting as sub-placement agent for ICG sponsored transactions.


     Further, in the course of its business activities, ICG is anticipated to encounter investment opportunities that are more appropriate for a principal investment due to the nature, size or timing of a subject company's capital requirements. The Company, through ICG, has invested in, and is anticipated to continue investing in, either through ICG or a separate business entity, business opportunities on a principal basis to further capitalize on the synergies generated through CGH's various business activities.


Acquisition of International Capital Growth, Ltd.

     In March, 1997, CGH, then an inactive company, acquired 100% of the outstanding capital stock of ICG in a reverse acquisition consummated through a share exchange transaction (the "Share Exchange"). The Share Exchange was treated as a recapitalization. In connection therewith, ICG's historic capital accounts were retroactively adjusted to reflect the equivalent number of shares issued by CGH in the transaction while ICG's historical deficit accumulated during the development stage is carried forward. See "The Company."


Financial Service Enterprises

     U.S. Investment Banking: International Capital Growth, Ltd. ICG was formed in February, 1996 and commenced formal operations in October, 1996 when it was granted registration as a broker-dealer from the SEC and membership with the NASD. Management's goal through ICG is to provide access to capital for its corporate clients, primarily through "agency financings," and offer its investor clients the potential to earn substantial returns while earning fees for its own account consisting of both cash and equity securities. In an agency financing, a placement agent, such as ICG, offers to investors securities of its company clients and typically receives a cash commission on the sale of such securities as well as certain other compensation, including equity securities. Management believes that ICG's success will derive from combining (a) Management's expertise in identifying growth companies with strong fundamentals, skillful management and a sustainable competitive advantage in their respective fields; (b) a long-term relationship approach to investment banking; (c) a global distribution network; and (d) unique financing tools.

     In June, 1997, ICG, acting as placement agent, raised approximately $11.1 million in a private placement of convertible debentures for a publicly-held company.


     Management has developed substantial expertise in identifying young companies exhibiting the necessary fundamentals required for their success. In addition, Management has developed a unique relationship oriented approach towards both corporate clients and investors, emphasizing communication and a common goal. By maintaining seats on, or participating in meetings of, a client company's board of directors and providing consulting services, Management believes it will be able to provide guidance at a more sophisticated level than is typically available to young companies. Management believes this approach differs greatly from that used by traditional Wall Street firms which are predominantly transaction oriented. As a result of this hands-on approach, Management also believes it is well equipped to communicate client company developments to the financial community.

     A critical element in ICG's approach to its business is the strong, personal relationships maintained between Management and the international, independent network of sales representatives ("Sub-Placement Agents") that distribute securities for ICG sponsored transactions. This network of Sub-Placement Agents currently encompasses in excess of 30 agents in 7 countries and is anticipated to be expanded by Management. As a result of these relationships and Management's experience, ICG believes it has the potential to effectively raise capital for its sponsored transactions.

     European Corporate Finance: Capital Growth Europe, Limited. CGE was formed as a United Kingdom corporation in May 1996 by ICG and an experienced group of financial professionals in London; each group holds a 50% interest therein. CGE became licensed with the Securities Futures Authority of the United Kingdom in November 1996, which enables CGE to carry out corporate finance business in United Kingdom.

     CGE undertakes sales and distribution functions for ICG sponsored transactions in the United Kingdom. Further, CGE plans to operate as an originator of European transactions and as a corporate finance business in the small-cap sector of the European equity markets.

     In addition, it is intended that CGE will carry out corporate finance advisory work for its clients. CGE's target client is a business with sales of less than $825 million, net assets of less than $165 million and/or profits of under $82.5 million.

     The Company believes there are substantial synergies between ICG and CGE. Management believes that by applying its U.S. investment banking expertise to the United Kingdom and European financial markets, it will benefit by diversifying its efforts and widening the regions from which its potential investment banking transactions may be generated. Further, ICG will seek to capitalize upon the synergies in terms of personnel and knowledge of products, industry and markets between the United States and the United Kingdom corporate financing activities.

     Securities Brokerage and Underwriting. The Company is evaluating on what basis, if any, to enter the securities brokerage business and establish underwriting operations to provide investment services to domestic and foreign institutional and individual investors and investment banking services to company clients. The Company may acquire CGI, a non-operating broker-dealer and affiliate of the Company and develop securities brokerage and underwriting operations through such entity. CGI is registered as a broker-dealer with the SEC and is a member of the NASD. CGI's restriction letter with the NASD would allow CGI to act as a broker and underwriter of securities provided that CGI maintain certain net capital requirements and comply with applicable rules and regulations. There can be no assurance, however, that an acquisition of CGI will be completed on terms favorable to the Company, or at all. The closing of such acquisition would be subject to regulatory approval, the retention of qualified personnel and the procurement of adequate capital for regulatory and operational purposes. If such acquisition does not occur, the Company may acquire, or develop a joint venture with, a currently operating broker-dealer to pursue such business activities. See "Risk Factors--Uncertainty of Establishment of Securities Brokerage and Underwriting Operations" and "Certain Transactions."

     The Company may also offer money management services through its securities brokerage operations through a relationship with an independent money manager.

     Merchant Banking. In its capacity as agent, ICG anticipates encountering many opportunities that are more appropriate for a principal investment than an agency financing due to the nature, size or timing of a subject company's capital requirements. Management believes that opportunities for principal investments will include investments through both debt and equity securities in both public and private companies in a variety of industries and at various stages of development.

     To the extent permitted by applicable rules and regulations, ICG may, in certain instances, raise capital on an agency basis for companies in which such entity has made a principal investment. Management believes that the ability to invest on a principal basis offers a significant competitive advantage in attracting companies that require agency financing in those cases in which the financing structure requires an initial or "bridge" component (i.e., a relatively small short-term debt financing which typically includes an equity "kicker" and is re-paid from the proceeds of a subsequent, larger financing). Thus, investing on a principal basis is a logical extension of ICG's agency financing. Management believes the volume of ICG's agency business may increase due to the Company's ability to offer potential corporate clients a prior principal investment. In such event, the Company may also benefit directly from such a principal investment in a company.

     Management has also independently organized a public "blank check" company to be used in connection with an ICG sponsored or other reverse merger transaction. A blank check company is a development stage company that has no specific business plan or purpose or, in this case, has indicated that its business plan is to engage in a merger or acquisition with an unidentified company. Assuming the successful regulatory approval of the aforementioned transaction, the merchant banking operation may organize several similar blank check companies. Management believes substantial value may be created by merging a blank check company with an active operating company. The merchant banking operation may also acquire control of inactive public companies for such purpose.


Competition

     All aspects of the Company's business and anticipated business are highly competitive. The Company expects to compete in domestic and international markets with numerous financial services companies for potential financing transactions and investment capital.

     Because the securities industry is highly capital-intensive, the Company is continuously exploring opportunities to raise additional capital. The ability of a company to expand its business is closely related to its capital structure and its ability to raise additional capital. Large brokerage firms and brokerage subsidiaries of large corporations have greater capital, financial and other resources than the Company. They may also have the ability to raise substantially more capital than the Company can raise on terms more favorable than those available to the Company. In addition, several small and specialized securities firms have been successful in raising significant amounts of capital for their merger and acquisition activities, merchant banking investment vehicles and for their own accounts, thereby further intensifying the level of competition in the industry in which the Company is and plans to operate.

     As a result of legislative and regulatory initiatives in the United States to remove or relieve certain restrictions on the businesses in which commercial banks can operate, the Company also competes with large commercial banking institutions, certain of which are in the process of enlarging the scope of their investment banking activities. Commercial banking organizations, in general, are expanding their securities and investment advisory activities, as well as other activities related to the provision of financial services. These developments may lead to the creation of integrated financial services firms that are able to compete more effectively than the Company in certain of its businesses. Furthermore, competition with well-capitalized foreign firms is intense in international capital markets and is increasing in domestic markets. To the extent that the Company can compete for investment opportunities it may only be able to do so on less favorable terms than those obtained by larger, more established firms.

Employees

     As of December 31, 1997, the Company, including ICG, had a total of seven full-time employees and one part-time employee. None of the Company's employees are represented by a union and the Company has not experienced any work stoppages. The Company believes its relations with its employees is satisfactory.


Description of Properties

     The Company, its subsidiaries and affiliates share or plan to share the use of office space as described below:


   1. Approximately 855 square feet at 660 Steamboat Road, Greenwich, Connecticut 06830 for use as the principal executive offices of the Company, ICG and CGI pursuant to a lease held by CGI expiring on September 30, 1998 for monthly rent of $6,250 payable entirely by ICG for the benefit of the Company, ICG and CGI;

   2. Approximately 700 square feet at 777 South Flagler Drive, 8th Floor,
      West Tower, West Palm Beach, Florida 33401 for use by the Company, ICG and CGI pursuant to a monthly tenancy in favor of ICG for monthly rent of $2,500 payable entirely by ICG for the benefit of the Company, ICG and CGI;

   3. Approximately 2,040 square feet at 2425 Olympic Boulevard, #660E, Santa Monica, California 90404 for use by the Company, ICG and CGI pursuant to a lease held by ICG expiring on November 30, 2000 for monthly rent of $5,834 payable entirely by ICG for the benefit of the Company, ICG and CGI; and

   4. Approximately 1,200 square feet of office space at 4 Hill Street, London, England WIX 7FU consisting of two separate offices for use by the Company, ICG and CGI and CGE, respectively, pursuant to a sub-lease from an entity controlled by a director of both the Company and ICG, held by CGI and CGE expiring in October 2111 for monthly rent of $16,666, which is payable by ICG and CGE, for the benefit of the Company, ICG, CGI and CGE. See "Certain Transactions."




Description of Legal Proceedings

     The Company is not a party to any pending legal proceedings.


Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

     In March 1997, in connection with the Share Exchange, which effected a change in control of the Company, the Company's Board of Directors voted to engage its current independent auditors to ICG, to act as the Company's independent auditors. Their appointment corresponded with the dismissal and replacement of Angell & Deering, which resigned effective March 25, 1997. The former accountant's reports for the Company's fiscal years ended January 31, 1995 and 1996 did not contain any adverse opinion or disclaimer of opinion, nor were any such reports modified as to uncertainty, audit scope or accounting principles. There have been no disagreements between the Company and the former accountant with regard to any matters which would have caused such accountant to make reference to the subject matter thereof with their report. See "The Company."

                                  MANAGEMENT

Directors and Executive Officers


Name                            Age     Position(s)
----                            ---     -----------
Ronald B. Koenig (1)   ......   63      Chairman of the Board of Directors, President and Chief
                                        Executive Officer
Alan L. Jacobs (2)  .........   56      Executive Vice President and Director
Stanley Hollander (3)  ......   60      Senior Vice President and Director
Michael S. Jacobs   .........   32      Senior Vice President, Secretary and Treasurer
Jay J. Matulich (4) .........   43      Senior Vice President
John D. Booth ...............   39      Director
N. Bulent Gultekin  .........   50      Director


----------------
(1) Ronald B. Koenig is also a Director of Emerging Growth Acquisition Corporation I, a publicly-held company.


(2) Alan L. Jacobs is also a Director of Emerging Growth Acquisition Corporation I, a publicly-held company.


(3) Stanley Hollander is also a Director of Capital Media Group, Ltd. and Emerging Growth Acquisition Corporation I, each a publicly-held company.

(4) Jay J. Matulich is also a Director of BioSafe International, Inc., a publicly-held company.

     Each officer and director listed above holds the same respective position(s) with ICG, except that Alan L. Jacobs is also Senior Managing Director of ICG, and Stanley Hollander and Jay J. Matulich are Vice Presidents of ICG. Stanley Hollander is also a Director of ICG.

     Each director of the Company listed in the above table holds office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. Each officer of the Company listed in the table above has served the Company in the respective capacities listed above since March 14, 1997 and continues to serve at the discretion of the Company's Board of Directors.

     Ronald B. Koenig. Mr. Koenig has been Chairman of the Board of Directors, President and Chief Executive Officer of International Capital Growth, Ltd. since March 1996. He has served as Chairman of the Board, Chief Executive Officer and a Director of Emerging Growth Acquisition Corporation I, a publicly-held corporation, since July 1996. Mr. Koenig has been Chairman, from October 1994 to July 1995, and co-founder of U.S. Sachem Financial Consultants, L.P. and, since July 1995, of its successor Capital Growth International LLC. From 1989 to 1993, Mr. Koenig was a Senior Managing Director and department head of corporate finance at Gruntal & Co., Incorporated. From 1974 to 1985, Mr. Koenig was a Managing Director, and from 1985 to 1989, Chairman of the Board, of Ladenburg Thalmann & Co., Inc. From 1972 to 1974, he served as Vice President, Institutional Sales at Jas. H. Oliphant & Co., an institutional research boutique. From 1968 to 1972, he held a position in sales with Leif Werle & Co., an NYSE specialist firm. Mr. Koenig was educated at the University of Pennsylvania (The Wharton School) and holds a B.S. in economics. Mr. Koenig presently serves on The Wharton School Undergraduate Executive Board and is on the business advisory board to Sterling National Bank & Trust Company of New York.


     Alan L. Jacobs. Mr. Jacobs has served as Executive Vice President and a Director of the Company since March 1997. Since March 1996, Mr. Jacobs has served as Senior Managing Director, Executive Vice President and a Director of International Capital Growth, Ltd. and, since January 1995, of Capital Growth International LLC. He has served as Chief Operating Officer and a Director of Emerging Growth Acquisition Corporation I, a publicly-held corporation, since July 1996. From February 1995 to October 1997 and from July 1993 to September 1994, Mr. Jacobs served as a Director of Boca Raton Capital Corporation, a publicly-held Florida corporation ("BRCC"). He was Chairman of the Board of Directors of BRCC from November 1993 to September 1994 and Chief Executive Officer of BRCC from November 1993 to October 1997. From January 1992 to December 1995, Mr. Jacobs served as Associate Director of Investment Banking at Josephthal Lyon & Ross Incorporated. From May 1985 to December 1991, Mr. Jacobs served as Managing Director of Investment Banking with Ladenburg Thalmann & Co., Inc., an investment banking firm. Mr. Jacobs earned an A.B. in liberal arts in 1963 from Franklin & Marshall College and a J.D. from Columbia Law School in 1966.

     Stanley Hollander. Mr. Hollander has served as Senior Vice President and a Director of the Company since March 1997 and Vice President and a Director of International Capital Growth, Ltd. since March 1996. He has served as President and a Director of Emerging Growth Acquisition Corporation I, a publicly-held corporation, since July 1996. Since 1993, Mr. Hollander has served as President, Chief Executive Officer and co-founder of U.S. Sachem Financial Consultants, L.P. and, since July, 1995, its successor Capital Growth International LLC. From December 1995 to present, Mr. Hollander has been a Director of Capital Media Group, Ltd., a publicly-held company. From 1989 to 1993 he served as a Managing Director and joint head of corporate finance at Gruntal & Co., Incorporated. From 1985 to 1989 he served as a Managing Director of Investment Banking at Ladenburg Thalmann & Co., Inc. From 1979 to 1985 he was co-owner and Vice President of Zemex Electronics-Stanlee, distributors of consumer electronics. From 1959 to 1979, Mr. Hollander was president of All Brand Appliances Brandmart, distributors of consumer electronics. Mr. Hollander was educated at the University of Alabama.

     Michael S. Jacobs. Mr. Jacobs has served as Senior Vice President, Secretary and Treasurer of the Company since March 1997 and of International Capital Growth, Ltd. since March 1996. He has served as Chief Financial Officer and Treasurer of Emerging Growth Acquisition Corporation I, a publicly-held corporation, since July 1996. Since February 1995, Mr. Jacobs has been a Senior Vice President of U.S. Sachem Financial Consultants, L.P. and, since July 1995, its successor Capital Growth International LLC. From 1993 to 1995 he was a Vice President of Investment Banking at Josephthal Lyon & Ross Incorporated, and from 1990 to 1993, Mr. Jacobs was an associate in corporate finance at Gruntal & Co., Incorporated. From 1989 to 1990, Mr. Jacobs was a financial analyst at Ladenburg Thalmann & Co., Inc. Educated at New York University's Stern School of Business and Emory University, he holds an M.B.A. in finance and a B.B.A. degree.

     Jay J. Matulich. Mr. Matulich has served as Senior Vice President of the Company since March 1997 and Vice President of International Capital Growth, Ltd. since March 1996. He has served as Secretary of Emerging Growth Acquisition Corporation I, a publicly-held corporation, since July 1996. Since October 1994, Mr. Matulich has been a Senior Vice President of U.S. Sachem Financial Consultants, L.P. and, since July 1995, of its successor Capital Growth International LLC. Since April 1995, Mr. Matulich has served as a Director of BioSafe International, Inc., a publicly-held company. From May 1990 to October 1994, Mr. Matulich was a Vice President of Gruntal & Co., Incorporated. From 1989 to May 1990, Mr. Matulich served as an associate in the Shansby Group, a San Francisco-based leveraged buy-out firm. From 1986 to 1989, Mr. Matulich was a Senior Manager at Arthur Young & Co., accountants in the merger and acquisitions group. Educated at Brigham Young University, Mr. Matulich has a B.A. degree.


     John D. Booth. Mr. Booth has been a Director of the Company since March 1997 and of International Capital Growth, Ltd. since March 1996. He has been Chairman of Maintel Europe Limited and Luther Pendragon Limited since 1996 and 1991, respectively. From 1993 to 1996, Mr. Booth was Managing Director at Bankers Trust International. From 1988 to 1993, he was Senior Vice President at Prudential Bache Securities. From 1986 to 1988, Mr. Booth was a partner at E.F. Hutton International Associates. From 1980 to 1983, he was Vice President at Merrill Lynch, Pierce, Fenner & Smith Incorporated. From 1980 to 1983, Mr. Booth was an Account Executive at J. Walter Thompson Company. Educated at Oxford University, he holds an M.A. and a B.A. in modern languages.


     N. Bulent Gultekin. Mr. Gultekin has been a Director of the Company since March 1997 and of International Capital Growth, Ltd. since March 1996. Since 1981, Mr. Gultekin has been an Associate Professor of Finance at The Wharton School of the University of Pennsylvania. From 1993 to 1994, he served as the Governor of the Central Bank of the Republic of Turkey. From 1989 to 1991, Mr. Gultekin served as Chief Advisor to Prime Minister Mesut Yilmaz of the Republic of Turkey. From 1990 to 1992, Mr. Gultekin was a director of The Bell Atlantic Mutual Funds. Mr. Gultekin earned a BSC in 1965 and an MBA in 1973 from Turkish universities and a Ph.D. in finance and statistics in 1976 from The Wharton School of the University of Pennsylvania.

Compensation of Directors

     The directors of the Company and ICG are reimbursed for their expenses in connection with their activities as directors and members of committees of the boards of directors of such entities. No other compensation is paid to such individuals in their capacity as directors, other than Mr. N. Bulent Gultekin who is paid a fee of $2,500 for his participation in each meeting of the Company's Board of Directors.

Executive Compensation

     The following table sets forth the compensation paid by ICG for services rendered in all capacities to certain officers of ICG for the periods indicated.

                          Summary Compensation Table



                                                                                 Long-Term
                                                                                Compensation
                                                                 Annual         Securities
                                                              Compensation      Underlying
Name and Position with ICG               Fiscal Year Ended       Salary        Options(#)(1)
-------------------------------------   -------------------   --------------   --------------
   Ronald B. Koenig
     President, Chief Executive
    Officer and Director ............   January 1997(2)          $ 67,307        --
                                         December 1997(3)        $229,167           --
   Stanley Hollander
     Vice President and
    Director ........................   January 1997(2)          $ 69,897        --
                                         December 1997(3)        $229,167           --
   Alan Jacobs
     Executive Vice President,
     Senior Managing Director and
    Director ........................   January 1997(2)          $ 60,577        --
                                         December 1997(3)        $206,250           --
   Michael Jacobs
     Senior Vice President, Secretary
    and Treasurer  ..................   January 1997(2)          $ 44,127        --
                                         December 1997(3)        $137,500         250,000
   Jay J. Matulich
    Vice President ..................   January 1997(2)          $ 33,654        --
                                         December 1997(3)        $114,583         250,000



----------------
(1) Represents shares of Class B Common Stock underlying stock options granted under the 1997 Stock Option Plan.

(2) Covers the period from February 26, 1996, ICG's inception, through January 31, 1997, the Company's fiscal year for such period.

(3) Covers the period from February 1, 1997 through December 31, 1997, the Company's transitional fiscal year for such period.

     The Company, through ICG, currently pays annual salaries to Messrs. Koenig, Hollander, A. Jacobs, M. Jacobs and Matulich of $175,000, $175,000, $157,500, $105,000 and $87,500, respectively. Other than as set forth above, none of the Company's officers or directors received any salary or wages or other compensation from the Company during the last three completed fiscal years.

     During the fiscal year ended December 31, 1997, the Company had no active retirement, stock option or other plans or arrangements pursuant to which cash or non-cash compensation was paid to its officers or directors other than the Stock Option Plan and ICG's 401(k) plan. As of March 14, 1997, in connection with the Share Exchange, the Company put into effect the Capital Growth Holdings, Ltd. 1997 Stock Option Plan pursuant to which the Company granted options to purchase 635,000 shares of Class B Common Stock to certain directors and employees of ICG in exchange for previously granted options of the same tenor to purchase an equal number of shares of common stock of ICG and granted options to purchase an additional 150,000 shares of Class B Common Stock to another employee of ICG. See "--1997 Stock Option Plan."

             Option Grants in Fiscal Year Ended December 31, 1997
                              (Individual Grants)





                                Number of Shares         Percent of Total      Exercise
                             of Class B Common Stock      Options Granted       Price           Expiration
           Name               Underlying Options(1)       in Fiscal Year      Per Share            Date
--------------------------   -------------------------   ------------------   -----------   ------------------
Michael S. Jacobs   ......           250,000                  31.8%             $2.00       November 20, 2006
Jay J. Matulich  .........           250,000                  31.8%             $2.00       November 20, 2006

----------------
(1) Consists of shares of Class B Common Stock underlying options granted under the Stock Option Plan.


       Aggregated Option Exercises in Fiscal Year Ended December 31, 1997
                     and Option Values at December 31, 1997

                                 Number of Shares of Class B
                                        Common Stock
                               Underlying Unexercised Options
                                   at December 31, 1997(1)
                               -------------------------------    Value of Unexercised
                                                                 In-the-Money Options at
            Name               Exercisable     Unexercisable        December 31, 1997
----------------------------   -------------   ---------------   ------------------------
   Michael S. Jacobs  ......     83,333           166,667                 None
   Jay J. Matulich .........     83,333           166,667                 None

----------------

(1) Consists of shares of Class B Common Stock underlying options granted under the Stock Option Plan.



Indemnification

     The Company's Certificate of Incorporation provides for indemnification rights of officers, directors, and others and limits the personal liability of directors for monetary damages to the extent permitted by Delaware Law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted for directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. See "Description of Securities--Delaware Law and Certain Charter Provisions."



1997 Stock Option Plan

     General. The Company has established the Company's 1997 Stock Option Plan (the "Stock Option Plan"), which the Company believes is desirable to attract and retain executive officers, other key employees and directors and to further the growth and profitability of the Company. Under the Stock Option Plan, options to purchase an aggregate of not more than 1,500,000 shares of Class B Common Stock may be granted from time to time to key employees (including officers), consultants and directors of the Company. The Company may not grant options covering more than 500,000 shares to any one participant during any fiscal year. Options shall be designated as Incentive Stock Options ("ISOs") or Nonqualified Stock Options ("NQSOs").

     The Stock Option Plan is administered by a committee consisting of John D. Booth and Emanuel M. Arbib, two disinterested, outside directors of the Company. The committee is generally empowered to interpret the Stock Option Plan; to prescribe rules and regulations relating thereto; to determine the terms of the option agreements; to amend the option agreements with the consent of the optionee; to determine the key employees and directors to whom options are to be granted; and to determine the number of shares subject to each option and the exercise price thereof. The per share exercise price of options granted under the Stock Option Plan will be not less than 100% (110% for ISOs if the optionee owns more than 10% of the Class B Common Stock) of the fair market value per share of Class B Common Stock on the date the options are granted.

     Options will be exercisable for a term that will not be greater than ten years from the date of grant (five years from the date of grant of an ISO if the optionee owns more than 10% of the Class B Common Stock). In the event of the termination of such relationship between the option holder and the Company for cause (as defined in the Stock Option Plan), all options granted to that option holder terminate immediately. Options may be exercised during the option holder's lifetime only by the option holder, his or her guardian or legal representative.

     Options granted pursuant to the Stock Option Plan which are ISOs are intended to enjoy the attendant tax benefits provided under Sections 421 and 422 of the Code. Accordingly, the Stock Option Plan provides that the aggregate fair market value (determined at the time an ISO is granted) of the Class B Common Stock subject to ISOs exercisable for the first time by an option holder during any calendar year (under all plans of the Company) may not exceed $100,000.

     The Board may modify, suspend or terminate the Stock Option Plan; provided, however, that certain material modifications affecting the Stock Option Plan must be approved by the stockholders, and any change in the Stock Option Plan that may adversely affect an option holder's rights under an option previously granted under the Stock Option Plan requires the consent of the option holder.


     Existing Stock Options. Under the Stock Option Plan, the Company has granted ISOs to Jay J. Matulich, Michael S. Jacobs, Robert Zelinka, N. Bulent Gultekin, and Richard Lane, employees and/or directors of the Company at the time of such grants, to purchase 250,000, 250,000, 100,000, 25,000 and 10,000 shares of Class B Common Stock, respectively. All of such ISOs vest at the rate of one-third of the total number of options granted at the end of each of the first three anniversaries of the original date of grant and are exercisable at an exercise price of $2.00 per share for a period of ten years from the original date of grant. The Company has also granted ISOs to Ms. Kimberly A. Goguen, a consultant to the Company, under the Stock Option Plan to purchase 150,000 shares of Class B Common Stock, exercisable at an exercise price of $2.25 per share under the same terms as those set forth above.



401(k) Plan

     ICG maintains a 401(k) Plan (the "401(k) Plan") through a national mutual fund company that is available to all employees. An employee may contribute on a pre-tax basis up to 15% of the employee's total annual wages from ICG, subject to annual limitations prescribed by the Internal Revenue Code. Employee contributions are fully vested and non-forfeitable at all times.


     ICG makes matching contributions to the 401(k) Plan on behalf of its employees, subject to funding availability. ICG uses a matching formula under which it contributes $.50 for each $1.00 contributed by employees. Fifty percent of the matching contributions vest immediately while the remaining fifty percent vest one year after the contribution. Once vested, the matching contributions are non-forfeitable at all times.


                             CERTAIN TRANSACTIONS


     The Company requires that all material transactions with affiliates be made on terms that are no less favorable to the Company than those that can be obtained from unaffiliated third parties. Such transactions will be approved by a majority of the Company's independent directors.

     On March 26, 1997, the Company loaned $200,000 to an entity controlled by Messrs. Ronald B. Koenig and Stanley Hollander, two of the Company's Directors. The Note, which is due on March 26, 1998 and carries interest at the rate of 6% per annum. Such Note, when issued, was approved by a majority of the independent members of the Board of Directors of the Company.

     On March 27, 1997, the Company completed a private offering (the "Private Offering") of its Common Stock at $2.25 per share pursuant to Regulation D and Regulation S, each as promulgated under the Securities Act. The Private Offering, which yielded gross proceeds to the Company of $1,236,366, was offered and sold through Capital Growth International LLC ("CGI"), as placement agent, which was paid $74,181.96 in commissions in connection therewith, $39,074.76 of which was used to compensate certain sub-placement agents. CGI is an affiliate of the Company and ICG. Several of the officers and directors of the Company and ICG are also officers and directors of CGI. Additionally, the beneficial holders of 100% of the membership interests in CGI beneficially hold 56.53% of the outstanding capital stock of the Company, which holds 100% of the outstanding capital stock of ICG. Messrs. Ronald B. Koenig, Chairman of the Board of Directors, President and Chief Executive Officer of the Company and ICG, and Stanley Hollander, Senior Vice President and a Director of the Company and Vice President and a Director of ICG, each own a 50% interest in Sachem Financial Consultants, L.P., which holds a 60% membership interest in CGI. Messrs. Koenig and Hollander beneficially own 16.70% and 16.19% of the outstanding capital stock of the Company, respectively. Mr. Emanuel Arbib, a former Director of the Company and ICG, may be deemed to beneficially own a 30% membership interest in CGI and 16.83% of the outstanding capital stock of the Company.


     The Company, ICG and CGI share the use of approximately 855 square feet of office space at 660 Steamboat Road, Greenwich, Connecticut 06830. The lease on such property, which expires on September 30, 1998, is held by CGI. Rent for use of such property, which is $6,250.00 per month, is paid by ICG at no cost to CGI.

     The Company, ICG and CGI share the use of approximately 700 square feet of office space at 777 South Flagler Drive, 8th Floor, West Tower, West Palm Beach, Florida 33401. The monthly tenancy on such property is in favor of ICG. Rent for use of such property, which is $2,500 per month, is paid by ICG at no cost to CGI.

     The Company, ICG and CGI share the use of approximately 2,040 square feet of office space at 2425 Olympic Boulevard, #660E, Santa Monica, California 90404. The lease on such property, which expires on November 30, 2000, is held by ICG. Rent for use of such property, which is $5,834 per month, is paid by ICG at no cost to CGI.

     The Company, ICG, CGI and CGE occupy a total of 1200 square feet of office space at 4 Hill Street, London, England WIX 7FU; the Company, ICG and CGI have use of approximately 600 square feet and CGE has use of approximately 600 square feet. The sublease on such property, which expires in October 2111, is held by CGI and CGE. ICG, for its own account and on behalf of the Company and CGI, pays monthly rent of $8,333. CGE pays monthly rent of $8,333. The lease on the premises is held by an entity that may be deemed to be beneficially owned by ICG and/or Emanuel Arbib, a former Director of the Company and ICG.

     It is currently contemplated by management of the Company, ICG and CGI that CGI will assign all rights and obligations in connection with two Financial Advisory and Consulting Agreements (the "Consulting Agreements") each of which are between CGI and a separate publicly-held company. The Consulting Agreements, which were entered into in connection with CGI's investment banking business, are anticipated to be assigned to ICG for nominal consideration. One Consulting Agreement, which expires on July 30, 1998, currently provides for monthly payments to CGI of $2,500 and compensation rights in favor of CGI if certain business transactions introduced by CGI to such public company are consummated. The other Consulting Agreement currently grants to CGI a right of first refusal, exercisable until April 26, 1998, to offer securities of such public company and provides for certain compensation rights in favor of CGI if certain business transactions introduced by CGI to such public company are consummated.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's capital stock as of December 31, 1997, by
(i) any person who is known to the Company to be the beneficial owner of more than five percent of the capital stock of the Company; (ii) each director of the Company; (iii) the Company's chief executive officer during the last completed fiscal year; (iv) each officer of the Company; and (v) all current directors and officers of the Company as a group. Except as noted below, each person has sole voting and investment power with respect to all shares of capital stock of the Company listed as owned by such person.



                                              Amount and
       Name and Address of                     Nature of                Percent of
       Beneficial Owner(1)                 Beneficial Ownership          Class(2)
       -------------------                 --------------------          --------
       Rush & Co.
        Swiss American Securities
        100 Wall Street
        4th Floor
        New York, NY 10005   ......             3,586,334(3)(4)(5)        18.09%
       Emanuel Arbib   ............             3,336,334(4)              16.83%
       Ronald B. Koenig   .........             3,072,270                 15.49%
       Stanley Hollander  .........             2,997,270(6)              15.12%
       Hollander Family
        Partnership LP ............             2,997,270(6)              15.12%
       Alan L. Jacobs  ............             2,778,126                 14.01%
       Michael S. Jacobs  .........               830,333(7)               4.17%
       Jay J. Matulich ............               828,333(8)               4.16%
       John D. Booth   ............               250,000(5)               1.26%
       N. Bulent Gultekin .........                 8,333(9)                .04%
       All current directors and
        officers as a group  ......            10,764,665(10)             53.68%


----------------
    (1) Each beneficial owner for which an address is not listed has an address c/o Capital Growth Holdings, Ltd., 660 Steamboat Road, Greenwich, CT 06830.


    (2) Based on a total of 19,829,496 shares of capital stock outstanding consisting of 3,398,496 shares of Common Stock and 16,431,000 shares of Class B Common Stock, all of which vote together as one class.

    (3) Consists of 3,536,334 shares of Class B Common Stock, 25,000 shares of Common Stock and 25,000 Warrants.

    (4) Rush & Co. holds 3,336,334 shares of Class B Common Stock for the benefit of Capital Growth Holdings, Limited, a Turks & Caicos Islands corporation. Fifty percent of Capital Growth Holdings, Limited is owned by entities which may be deemed to be in the control of Mr. Emanuel Arbib. As such, Mr. Arbib may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Capital Growth Holdings, Limited. Other than such holdings, Mr. Arbib owns no capital stock of the Company.


    (5) Rush & Co. holds 200,000 shares of Class B Common Stock, 25,000 shares of Common Stock and 25,000 Warrants for the benefit of John D. Booth, a director of the Company. Other than such holdings, Mr. Booth owns no capital stock of the Company.

    (6) Stanley Hollander, Senior Vice President and Director of the Company, may be deemed to be the beneficial owner of the shares of the Company held by Hollander Family Partnership LP. Other than such holdings, Mr. Hollander owns no capital stock of the Company.


    (7) Consists of 747,000 shares of Class B Common Stock and options exercisable to purchase 83,333 shares of Class B Common Stock that are currently vested. Mr. Jacobs holds options to purchase a total of 250,000 shares of Class B Common Stock which vest at the rate of one-third of the total grant at the end of each of the first three anniversaries of the date of grant, November 21, 1996.

    (8) Consists of 745,000 shares of Class B Common Stock and options exercisable to purchase 83,333 shares of Class B Common Stock that are currently vested. Mr. Matulich holds options to purchase a total of 250,000 shares of Class B Common Stock which vest at the rate of one-third of the total grant at the end of each of the first three anniversaries of the date of grant, November 21, 1996.

    (9) Consists of stock options exercisable to purchase 8,333 shares of Class B Common Stock that are currently vested. Mr. Gultekin holds options to purchase a total of 25,000 shares of Class B Common Stock which vest at the rate of one-third of the total grant at the end of each of the first three anniversaries of the date of grant, November 21, 1996.

    (10) Consists of 10,539,666 shares of Class B Common Stock, 25,000 shares of Common Stock, 25,000 Warrants and stock options exercisable to purchase 174,999 shares of Class B Common Stock.

                            SELLING SECURITYHOLDERS


     The shares of Common Stock offered hereby are owned by the Selling Securityholders. The following table sets forth certain information with respect to the ownership of the Common Stock by each Selling Securityholder as of December 31, 1997.



                                         Shares Beneficially
                                             Owned Before
                                           the Offering (1)
                                     ----------------------------                   Shares Beneficially
Name and Address                                                      Shares            Owned After
of Beneficial Owner                  Shares (2)     Percent (3)     Offered (4)        the Offering
-------------------                  ----------     -----------     -----------        ------------
Rosebud Capital Growth Fund Ltd.
 c/o Dawn E. Davies
 Charlotte House
 Charlotte Street
 P.O. Box N9204
 Nassau, Bahamas   ...............    900,000         24.67%          900,000                0

Banca del Gottardo
 Attn: Mr. Diego Lucchini
 Viale Stefano Franscini 8
 6901 Lugano, Switzerland   ......    404,000         11.39%          404,000                0

Edgeport Nominees Limited
 c/o Ian Goldbart
 44 Worship Street
 London EL2A 2JT
 England  ........................    340,000          9.53%          340,000                0

Republic National Bank of New York
 2 Place du Lac
 1211 Geneva 3
 Switzerland .....................    300,000          8.45%          300,000                0

Fairnoon Management Ltd.
 11 Queen Street
 London WIX 7PD
 England  ........................    250,000          7.10%          250,000                0

Giant Trading Inc.
 Passage Max Meuron 1
 Case Postale 1461
 2001 Neuchatel
 Switzerland .....................    200,000          5.89%          200,000                0

Gems Opportunity Fund
 c/o MeesPierson Fund Services
 (Dublin) Ltd.
 4th Floor, Russell House
 Stokes Place, St. Stephens Green
 Dublin 2, Ireland ...............    200,000          5.72%          200,000                0

Napier Brown Holdings Ltd.
 International House
 1 St. Katherine's Way
 London, E1 9UN ..................    200,000          5.72%          200,000                0

Cameo Trust Corporation Limited
 Cameo House
 18 Hope Street
 Douglas, Isle of Man
 British Isles
 1M1 1AQ  ........................    188,000          5.39%          188,000                0

                                         Shares Beneficially
                                             Owned Before
                                           the Offering (1)
                                     ----------------------------                   Shares Beneficially
Name and Address                                                      Shares            Owned After
of Beneficial Owner                  Shares (2)     Percent (3)     Offered (4)        the Offering
-------------------                  ----------     -----------     -----------        ------------
Josef A. Bauer
 820 Park Avenue
 New York, NY 10021   ............     150,000         4.32%          150,000                0

P. G. Ridgwell
 c/o Napier Brown Holdings Ltd.
 International House
 1 St. Katherine's Way
 London, E1 9UN ..................     150,000         4.32%          150,000                0

Tigris Holdings Ltd.
 Eagle Court
 6-7 St. John's Lane
 London EC1M 4BH
 England  ........................     120,000         3.53%          120,000                0

Bocap AS
 Attn: Mr. Ove Hoegh
 Perkveien 55
 Box 2416 Solli
 0201 Oslo, Norway ...............      89,222         2.63%           89,222                0

Susan Greenberg
 1185 Corsica Drive
 Los Angeles, CA 90272   .........      74,444         2.17%           74,444                0

Neil Micklethwaite
 26 Spencer Road
 London SW18 2LS
 UK ..............................      66,000         1.94%           66,000                0

Corner Bank Ltd.
 Attn: Landi Vittoria
 Via Canova 16
 6901 Lugano Switzerland .........      61,111         1.80%           61,111                0

Vital Miljo AS
 Bjarne Odegaard
 Radhusgt 7B
 0151 Oslo
 Norway   ........................      55,931         1.63%           55,931                0

Harvey R. Brice
 Superior Ink Printing Co., Inc.
 70 Bethune Street
 New York, NY 10014   ............      50,000         1.46%           50,000                0

Luciano R. Nicasio
 111 Highland Avenue
 Rowayton, CT 06853   ............      50,000         1.46%           50,000                0

Saracen International Incorporated
 c/o Walter Prime
 50 Shirley Street
 P.O. Box N-341
 Nassau, The Bahamas  ............      50,000         1.46%           50,000                0

                                         Shares Beneficially
                                             Owned Before
                                           the Offering (1)
                                     ----------------------------                   Shares Beneficially
Name and Address                                                      Shares            Owned After
of Beneficial Owner                  Shares (2)     Percent (3)     Offered (4)        the Offering
-------------------                  ----------     -----------     -----------        ------------
Cogefin (Bermuda) Limited
 Bermuda Commercial Bank Building
 44 Church Street
 Hamilton HM12
 Bermuda ...........................     50,000         1.47%         50,000                 0

Anthony Hopenhajm
 Trianon
 16 West 46th Street
 New York, NY 10036  ...............     50,000         1.46%         50,000                 0

Rush & Company
 Attn: John D.S. Booth
 92 Fentiman Road
 London SW8 1LA
 England ...........................     50,000         1.46%         50,000                 0

Gary Barnett
 621 South Saltair Avenue
 Los Angeles, CA 90049  ............     50,000         1.46%         50,000                 0

Auric Investments Limited
 24 St. George's Street
 Douglas
 Isle of Man
 1M1 1AH ...........................     50,000         1.46%         50,000                 0

Pyramid Partners, LP
 c/o Steven Blatt
 Tanner, Mainstain & Hoffer
 10866 Wilshire Blvd., 10th Floor
 Los Angeles, CA 90024-0478   ......     35,000         1.02%         35,000                 0

Madeliene Curtiss
 Datchet House
 London Road
 Datchet, Windsor Berks
 UK   ..............................     30,000            *          30,000                 0

Robert Zelinka
 7612 Marbella Terrace
 Boca Raton, FL 33433   ............     29,125            *          29,125                 0

Merit Partners
 Attn: Jeffry Schoenbaum
 402 S. Westshore Blvd
 Tampa, FL 33609  ..................     25,000            *          25,000                 0

Bostar AS
 Attn: Mr. Ove Hoegh
 Parkveien 55
 P.O.B. 2416, Solli
 N-0201, Oslo  .....................     25,000            *          25,000                 0

Allan M. Rudnick IRA R/O
 1800 Avenue of the Stars, 2nd Floor
 Los Angeles, CA 90067  ............     25,000            *          25,000                 0

                                         Shares Beneficially
                                             Owned Before
                                           the Offering (1)
                                     ----------------------------                   Shares Beneficially
Name and Address                                                      Shares            Owned After
of Beneficial Owner                  Shares (2)     Percent (3)     Offered (4)        the Offering
-------------------                  ----------     -----------     -----------        ------------
Michael Ralby
 D.E. Frey & Co., Inc.
 2999 NE 191st Street, PH8
 Aventura, FL 33180  ...............   25,000           *             25,000                 0

Shelby Developments Limited
 c/o Line Management Services
 Limited
 57-63 Line Wall Road
 Gibraltar  ........................   25,000           *             25,000                 0

Robert S. London
 212 Aurora Drive
 Montecito, CA 93108 ...............   25,000           *             25,000                 0

Mamimu Ltd.
 c/o Aaron Grunfeld, Esq.
 10390 Santa Monica Boulevard
 4th Floor
 Los Angeles, CA 90025  ............   25,000           *             25,000                 0

Joseph Matulich and Lillian Matulich
 as Co-Trustees of Matulich Living
 Trust dtd 7/19/90
 675 Harrow Drive
 San Mateo, CA 94402 ...............   25,000           *             25,000                 0

Raphael & Bella Wizman JTWROS
 40 Kings Park Road
 Commack, NY 11725   ...............   24,444           *             24,444                 0

CM Investment Nominees Ltd.
 9 Devonshire Square
 London EC2M 4YL
 UK   ..............................   20,000           *             20,000                 0

The Rogoff Family Trust
 1700 Banks Road
 Margate, FL 33063   ...............   18,333           *             18,333                 0

Eliezer J. Wizman & Karen A
 Wizman JTWROS
 12 Shelton Court
 Commack, NY 11725   ...............   15,000           *             15,000                 0

Asher Plaut and Evelyn Plaut
 JTWROS
 127 Fields Avenue
 Staten Island, NY 10314   .........   12,500           *             12,500                 0

Craig A. Blumberg
 209 East 56th Street, #9A
 New York, NY 10022  ...............   12,500           *             12,500                 0

Edward Haymes
 7108 Queenferry Circle
 Boca Raton, FL 33496   ............   12,222           *             12,222                 0

                                         Shares Beneficially
                                             Owned Before
                                           the Offering (1)
                                     ----------------------------                   Shares Beneficially
Name and Address                                                      Shares            Owned After
of Beneficial Owner                  Shares (2)     Percent (3)     Offered (4)        the Offering
-------------------                  ----------     -----------     -----------        ------------
Orrin S. and Jeffrie K. Stern, TBE
 6329 NW 23rd Way
 Boca Raton, FL 33496  ............     12,222          *              12,222                 0

John J. Heckler & Lenore F. Heckler
 JTWROS
 PO Box 3257
 Telluride, CO 81435   ............     12,222          *              12,222                 0

Thomas A. & Ellen Weiss JTWROS
 17381 Springtree Lane
 Boca Raton, FL 33487  ............     12,222          *              12,222                 0

Richard M. & Gail L. Weiss
 JTWROS
 9050 SW 69th Court
 Miami, FL 33156 ..................     12,222          *              12,222                 0

Sid Paterson
 1385 York Ave. Apt. 34H
 New York, NY 10021 ...............     12,222          *              12,222                 0

Badger AS
 Attn: Peter Barrington Kirk
 Overbergun 22B
 1315 Nesoya Norway ...............     12,222          *              12,222                 0

Wartels International Corp.
 Attn: Mrs. Denise Webster
 12 Chemin De La Garance
 1208 Geneva
 Switzerland  .....................     12,222          *              12,222                 0

Anne P. & Harry Newman, Jr
 JTWROS
 5530 The Toledo
 Long Beach, CA 90803  ............     12,222          *              12,222                 0

Harper, Allen C. & Carol E
 JTWROS
 5841 SW 116th Street
 Coral Gables, FL 33156   .........     12,222          *              12,222                 0

Harry O. Hefter
 3227 Greenleaf Ave
 Wilmette, IL 60041 ...............     12,000          *              12,000                 0

The Marvin J. Richman Family Trust,
 dtd 3/22/85
 149-1/2 South Camden Drive
 Beverly Hills, CA 90212  .........     10,000          *              10,000                 0

Alan W. Rubin
 922 South Barrington Ave. #102
 Los Angeles, CA 90049 ............     10,000          *              10,000                 0

                                         Shares Beneficially
                                             Owned Before
                                           the Offering (1)
                                     ----------------------------                   Shares Beneficially
Name and Address                                                      Shares            Owned After
of Beneficial Owner                  Shares (2)     Percent (3)     Offered (4)        the Offering
-------------------                  ----------     -----------     -----------        ------------
Societe Financiere Privee SA
 Attn: Mr. Christophe Pele
 3, rue Maurice
 Casa Postale 3668
 1211 Geneve 3 ...............          10,000          *            10,000                0

Eurocapital, Ltd.
 c/o GFI Servizi Finanziari SA
 Via Balestra 27
 Lugano, Switzerland
 6900 ........................           9,287          *             9,287                0

Paul J. Coughlin III
 687 River Rd
 Cos Cob, CT 06807   .........           7,500          *             7,500                0

Daniel & Tova S. Plant JTWROS
 275 Leroy Ave
 Cedarhurst, NY 11516   ......           6,111          *             6,111                0

Ruth Zelinka
 200 E. 57th Street
 New York, NY 10022  .........           6,111          *             6,111                0

Sverre O. Lie
 Department of Pediatrics
 University Hospital
 0027 Oslo, Norway   .........           4,000          *             4,000                0

Brill Securities, Inc.
 152 W. 57th Street
 New York, NY 10019  .........           3,813          *             3,813                0

Gary Pearson
 37 Millfarm Rd.
 Stoughton, MA 02072 .........            1462          *              1462                0

Pellet Investments
 5063 Toole Avenue
 Missoula, MT 59802  .........             366          *               366                0


----------------
* Less than 1%

(1) Unless otherwise indicated, each shareholder has sole voting and investment power with respect to the Common Stock indicated as beneficially owned thereby.

(2) These share amounts include up to an aggregate of 1,649,984 shares which may be issued to certain Selling Securityholders upon the exercise of the Warrants.

(3) In accordance with Rule 13d-2 of the Exchange Act, shares that are not outstanding, but that are issuable pursuant to the exercise of outstanding Warrants, all of which are exercisable within 60 days of the date of this Prospectus, have been deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the individual having such right, but have not been deemed outstanding for the purpose of computing the percentage for any other person. See "Description of Securities."

(4) With respect to the Selling Securityholders, it has been assumed that all their shares so offered will be sold.

                           DESCRIPTION OF SECURITIES


Capital Stock of Capital Growth Holdings, Ltd.

     CGH has 145,000,000 shares of authorized capital stock, consisting of 100,000,000 shares of common stock, par value $.001 per share ("Common Stock"), 25,000,000 shares of Class B common stock, par value $.001 per share ("Class B Common Stock") and 20,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock").

     Common Stock. Each holder of Common Stock is entitled to one vote for each share held of record on all matters to be voted on by stockholders. The holders of Common Stock vote in one class with the holders of Class B Common Stock. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Subject to a $38,000 arrearage on the Company's converted Series A and Series B Preferred Stock and any preferences that may be applicable to any future issuances of preferred stock, the holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock along with the holders of Class B Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for any class of stock that may be granted in the future having preference over Common Stock and Class B Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable. The approval of holders of a majority of the outstanding shares of Common Stock is required to vary the rights of the Common Stock.

     Class B Common Stock. Each holder of the Class B Common Stock is entitled to one vote for each share held of record on all matters to be voted on by stockholders. The holders of the Class B Common Stock vote in one class with the holders of Common Stock. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Subject to a $38,000 arrearage on the Company's converted Series A and Series B Preferred Stock, the preferences applicable to the outstanding Common Stock and any preferences that may be applicable to any future issuances of preferred stock, the holders of Class B Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor, subject to a $.20 per share limitation on dividends in 1998. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, the holders of Class B Common Stock along with the holders of the Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for any class of stock that may be granted in the future having preference over the Class B Common Stock and Common Stock. Holders of shares of Class B Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Class B Common Stock, except that each share of Class B Common Stock will automatically convert into one share of Common Stock (subject to adjustment under certain circumstances) on December 31, 1998. All of the outstanding shares of Class B Common Stock are fully paid and nonassessable. The approval of holders of a majority of the outstanding shares of Class B Common Stock is required to vary the rights of the Class B Common Stock.


     Preferred Stock. The Preferred Stock may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors may declare by resolution. The rights, preferences and limitations of separate series of Preferred Stock may differ with respect to such matters as may be determined by the Board of Directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any) and voting rights. The potential exists, therefore, that additional shares of Preferred Stock might be issued which would grant dividend preferences and liquidation preferences to preferred stockholders over common stockholders in addition to those already in existence with respect to the Designated Preferred Stock. Unless the nature of a particular transaction and applicable statute require such approval, the Board of Directors has the authority to issue shares of Preferred Stock without stockholder approval. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control without any further action by stockholders.


     Redeemable Warrants. The Company currently has 1,649,984 Redeemable Warrants issued and outstanding. The following is a brief summary of certain provisions of the Redeemable Warrants.

     Each Redeemable Warrant entitles the registered holder to purchase one share of Common Stock at an initial exercise price of $4.00 per share (subject to adjustment for stock splits, combinations and reclassifications) at any time prior to redemption from October 3, 1996, October 15, 1996, March 20, 1997, and March 27, 1997 until October 3, 1999, October 15, 1999, March 20, 2000 and March 27, 2000, respectively, as the case may be. Redeemable Warrants may be redeemed by the Company at $.05 per Redeemable Warrant on 30 days' notice, provided that (i) certain securities are registered under the Securities Act and applicable state blue sky laws, (ii) a current Prospectus is then available for the sale of such securities, and (iii) the closing bid price for the Common Stock as reported by Nasdaq, the OTC Bulletin Board, or such other market on which the Common Stock is then traded equals or exceeds $6.00 for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption.

     The Redeemable Warrants are not exercisable or redeemable unless, at the time of the exercise or redemption, the Company has a current Prospectus covering the shares of Common Stock issuable upon the exercise of such warrants, or such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of such warrants. Moreover, if the shares of Common Stock underlying the Redeemable Warrant are not registered or qualified for sale in the state in which a warrant holder resides, such holder might not be permitted to exercise the Redeemable Warrants.

     If the Company has a current Prospectus covering the shares of Common Stock issuable upon exercise of the Redeemable Warrants, or such shares have been registered, qualified or deemed exempt under Federal and applicable State securities laws, each Redeemable Warrant may be exercised by surrendering the warrant certificate, with the subscription form attached to the warrant certificate properly completed and executed, together with payment of the exercise price to the warrant agent. The Redeemable Warrants may be exercised in whole or from time to time in part. If less than all of the Redeemable Warrants evidenced by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining number of Redeemable Warrants.

     The Redeemable Warrants do not confer upon the holders thereof any voting, dividend or other rights as shareholders of the Company.

     Consulting Warrants. The Company issued redeemable warrants to purchase up to 250,000 shares of Class B Common Stock (the "Consulting Warrants") in exchange for consulting services to be rendered on behalf of the Company. The Consulting Warrants vested on a pro rata basis based upon the period of time that such consulting services were provided to the Company.

     In accordance with such vesting schedule, the Consulting Warrants entitle the registered holder to purchase up to 52,083 shares of Class B Common Stock at an initial exercise price of $2.00 per share (subject to adjustment for stock splits, combinations and reclassifications) at any time prior to redemption from the date of issuance until November 3, 1999. The Consulting Warrants may be redeemed by the Company at $.05 per Redeemable Warrant on 30 days' notice, provided that (a) the shares of Common Stock underlying the Class B Common Stock underlying the Consulting Warrants are registered under the Securities Act and applicable state blue sky laws, (b) a current Prospectus is then available for the sale of the Common Stock, and (c) the closing bid price for the Common Stock as reported by Nasdaq, the OTC Bulletin Board, or such other market on which the Common Stock is then traded equals or exceeds $6.00 for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption.

Delaware Law and Certain Charter Provisions

     Under Delaware law, directors and officers of a Delaware corporation can generally be held liable for certain types of negligence and other acts and omissions in connection with the performance of their duties to the corporation and its stockholders. As permitted by the Delaware General Corporation law (the "Delaware GCL"), however, the Certificate of Incorporation contains a provision eliminating the liability of the Company's directors and officers for monetary damages for breaches of their duty of care to the Company and the stockholders, except as described below.

     Such provision does not eliminate liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the Delaware GCL; or (iv) for any transaction from which the director derives an improper personal benefit. Such provision does not eliminate the duty of care, but only eliminates liability for monetary damages for breaches of such duty under various circumstances. Accordingly, such provision has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a breach of the duty of care. Equitable remedies may not, however, be wholly effective to remedy the injury caused by any such breach.

     The Certificate of Incorporation provides that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law and advance expenses to such directors and officers to defend any action for which rights of indemnification are provided. In addition, the Certificate of Incorporation permits the Company to grant such rights to its employees and agents. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors, officers and employees.

     The Company is subject to the provisions of Section 203 of the Delaware GCL, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or certain other exceptions apply. For purposes of Section 203, a "business combination" is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associated, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

Transfer Agent and Registrar

     The transfer agent and registrar for the Common Stock is American Securities Transfer & Trust, Inc., Lakewood, Colorado.

                             PLAN OF DISTRIBUTION

     This Prospectus covers the sale of Shares by the Selling Securityholders. Any distribution of any such securities by the Selling Securityholders, or by their pledgees, donees, transferees or other successors in interest may be effected from time to time in one or more of the following transactions: (a) to underwriters who will acquire securities for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may change from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the OTC Bulletin Board or on one or more exchanges on which the securities are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; (c) directly or through brokers or agents in private sales at negotiated prices; or (d) by any other legally available means. Neither ICG, a wholly-owned subsidiary of the Company, nor CGI, an affiliate of the Company, each a registered broker-dealer with the SEC and a member of the NASD, will participate in this offering in any capacity.

     The Company will not receive any proceeds from the sale of the Shares offered hereby. The aggregate proceeds to the Selling Securityholders from the securities offered hereby will be the offering price less applicable commissions or discounts, if any. There is no assurance that the Selling Securityholders will sell any of the securities offered hereby.

     The Selling Securityholders and such underwriters, brokers, dealers or agents, upon effecting a sale of securities, may be considered "underwriters" as that term is defined in the Securities Act. Sales effected through agents, brokers or dealers will ordinarily involve payment of customary brokerage commissions although some brokers or dealers may purchase such securities as agents for others or as principals for their own account. The Selling Securityholders will pay any sales commissions or other sellers' compensation applicable to such transactions. A portion of any proceeds of sales and discounts, commissions or other sellers' compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

     Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities offered hereby may not simultaneously engage in market making activities for the Common Stock for a period of five business days prior to the commencement of such distribution. In addition, each Selling Securityholder and any other person who participates in a distribution of the securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which provisions may limit the timing of purchases and may affect the marketability of the securities and the ability of any person to engage in market making activities for the Common Stock.

     At the time a particular offering of securities is made, to the extent required, a Prospectus supplement will be distributed which will set forth the number of securities being offered and the terms of the offering, including the purchase price or the public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriters for securities purchased from the Selling Securityholders, any discounts, commissions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     In order to comply with the securities laws of certain states, if applicable, the securities will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and the conditions of such exemption have been satisfied.

     The Company has agreed that it will bear all costs, expenses and fees in connection with the registration or qualification of the Shares under federal and state securities laws. The Company and each Selling Securityholder have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the securities, including liabilities arising under the Securities Act.

                        SHARES ELIGIBLE FOR FUTURE SALE


     The Company has 3,398,496 shares of Common Stock outstanding. Of these shares, the 3,098,496 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (as defined in the Securities Act and the rules and regulations thereunder) which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act. Of the remaining 300,000 shares, 11,166 are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, as such shares were issued in private transactions not involving a public offering. Of these, a total of 8,260 shares will become available for sale 90 days after the date of this Prospectus, subject to the provisions of Rule 144 under the Securities Act. Further, the Company has 16,431,000 shares of Class B Common Stock issued and outstanding, all of which are "restricted securities." Such shares of Class B Common Stock will automatically convert to Common Stock on December 31, 1998, at which time such shares of Common Stock may be sold in compliance with Rule 144.


     In general, under Rule 144, as currently in effect, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a stockholder (or stockholders whose shares are aggregated), including an affiliate of the Company, who beneficially has owned his or her restricted securities (as that term is defined in Rule 144) for at least one year from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an affiliate, is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (approximately 33,985 shares immediately after this offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, affiliates of the Company must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of Common Stock which are not restricted securities. Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company and the date they were acquired from an affiliate of the Company, a stockholder who is not an affiliate of the Company at the time of sale and has not been an affiliate at any time during the 90 days prior to the sale would be entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144, other than the requirements as to the availability of current public information about the Company.

     Prior to this offering, there has been only a limited public market for the Common Stock. The Company can make no predictions as to the effect, if any, that sales of shares of Common Stock or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                                 LEGAL MATTERS

     Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon for the Company by Orrick, Herrington & Sutcliffe LLP, New York, New York.

                                    EXPERTS


     The financial statements of Capital Growth Holdings, Ltd. as of December 31, 1996 and for the period February 26, 1996 (inception) through December 31, 1996 appearing in this Prospectus and Registration Statement have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                            ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. The Registration Statement, including the exhibits and schedules thereto, may be inspected, without charge, at the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C., and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York, and 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of all or any portion of the Registration Statement can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http:\\www.sec.gov. Descriptions contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such contract or document.

     The Company intends to make available to its stockholders annual reports containing financial statements audited by an independent certified public accounting firm. In addition, the Company intends to make available to its stockholders quarterly reports containing unaudited financial information for each of the first three fiscal quarters of each year.

                         CAPITAL GROWTH HOLDINGS, LTD.



                         INDEX TO FINANCIAL STATEMENTS




                                                                                Page
                                                                                -----
Report of Independent Auditors  .............................................   F-2
Balance Sheet as of December 31, 1996 .......................................   F-3
Statement of Operations for the period February 26, 1996 (inception) to
  December 31, 1996 .........................................................   F-4
Statement of Changes in Stockholders' Equity for the period February 26, 1996
  (inception) to December 31, 1996 ..........................................   F-5
Statement of Cash Flows for the period February 26, 1996 (inception) to
  December 31, 1996 .........................................................   F-6
Notes to Financial Statements   .............................................   F-7
Condensed Consolidated Balance Sheet At September 30, 1997 (Unaudited) ......   F-11
Condensed Consolidated Statement of Operations for the nine months ended
  September 30, 1997 and September 30, 1996 (Unaudited) .....................   F-12
Condensed Consolidated Statement of Cash Flows for the nine months ended
  September 30, 1997 and September 30, 1996 (Unaudited) .....................   F-13
Notes to Financial Statements (Unaudited)   .................................   F-14

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Capital Growth Holdings, Ltd.
Greenwich, Connecticut

     We have audited the accompanying balance sheet of Capital Growth Holdings, Ltd. (a development stage company) as at December 31, 1996, and the related statements of operations, changes in stockholders' equity and cash flows for the period February 26, 1996 (inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Capital Growth Holdings, Ltd. at December 31, 1996, and the results of its operations and its cash flows for the period February 26, 1996 (inception) to December 31, 1996 in conformity with generally accepted accounting principles.


Richard A. Eisner & Company, LLP


New York, New York
February 22, 1997

With respect to Notes A and B
March 14, 1997

With respect to Notes D[3] and L
March 27, 1997

                          CAPITAL GROWTH HOLDINGS, LTD.
                          (a development stage company)

                                  BALANCE SHEET

                                DECEMBER 31, 1996
                                 (Notes A and B)


ASSETS
------
Cash  ..................................................................    $2,960,255
Restricted cash (Note J)   .............................................       100,000
Customer list (Note C[3])  .............................................       120,000
Investments in debt and equity securities (at estimated fair value)
 (Note C[4])   .........................................................       120,464
Investments in and advances to unconsolidated affiliate (Note C[5])  ...       186,115
                                                                            ----------
  TOTAL  ...............................................................    $3,486,834
                                                                            ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Liabilities:
 Accrued expenses and other liabilities   ..............................    $   51,000
                                                                            ----------
Commitments (Note J)
Stockholders' equity (Notes D, E and F):
 Common stock--no par value; 100,000,000 shares authorized;
  2,846,094 shares issued and outstanding ..............................    $3,088,260
 Class B common stock--no par value; 25,000,000 shares
  authorized; 11,349,666 shares issued and outstanding   ...............       334,803
 Series A convertible preferred stock, stated at liquidation preference - (no par value); 4,001,334 shares authorized, issued
  and outstanding ......................................................       560,187
 Series B convertible preferred stock, stated at liquidation preference - (no par value); 1,080,000 shares authorized, issued
  and outstanding ......................................................       226,800
 Deficit accumulated during the development stage  .....................      (718,616)
 Subscription receivable   .............................................       (55,600)
                                                                            ----------
  Total stockholders' equity  ..........................................     3,435,834
                                                                            ----------
  TOTAL  ...............................................................    $3,486,834
                                                                            ==========



   The accompanying notes to financial statements are an integral part hereof.

                          CAPITAL GROWTH HOLDINGS, LTD.
                          (a development stage company)

                             STATEMENT OF OPERATIONS

                  FOR THE PERIOD FEBRUARY 26, 1996 (INCEPTION)
                              TO DECEMBER 31, 1996

 Interest income ...................................................   $   22,033
 General and administrative expense   ..............................     (740,649)
                                                                       ----------
 Net loss  .........................................................     (718,616)
 Less cumulative preferred dividend   ..............................       (8,530)
                                                                       ----------
 NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS  .....................   $ (727,146)
                                                                       ==========
 Net loss attributable to common stock per share (Note C[2])  ......   $     (.06)
                                                                       ==========
 Weighted average number of shares outstanding (Note C[2]) .........   11,910,346
                                                                       ==========


   The accompanying notes to financial statements are an integral part hereof.

                          CAPITAL GROWTH HOLDINGS, LTD.
                         (a development stage company)


                 STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

       FOR THE PERIOD FEBRUARY 26, 1996 (INCEPTION) TO DECEMBER 31, 1996




                                                                     Class B    Series A
                                           Shares        Common      Common    Covertible
                                         Outstanding     Stock       Stock      Preferred
                                         ------------- ------------ ---------- ------------
Balance--February 26, 1996  ............      297,094
Issuance of common stock ...............    2,549,000   $3,088,260
Issuance of Class B common stock  ......   11,289,666               $214,803
Issuance of Class B common stock in
 a noncash transaction for $2.00 per
 share equivalent  .....................       60,000                120,000
Issuance of convertible preferred
 Series A stock ........................    4,001,334                            $560,187
Issuance of convertible preferred
 Series B stock ........................    1,080,000
Subscription receivable  ...............
Net loss  ..............................                ----------  --------     --------
BALANCE--DECEMBER 31, 1996..............                $3,088,260  $334,803     $560,187
                                                        ==========  ========     ========



                                                         Deficit
                                                       Accumulated
                                          Series B      During the
                                         Convertible   Development   Subscription
                                          Preferred       Stage       Receivable     Total
                                         ------------- ------------- ------------- -------------
Balance--February 26, 1996  ............                                            $        0
Issuance of common stock ...............                                             3,088,260
Issuance of Class B common stock  ......                                               214,803
Issuance of Class B common stock in
 a noncash transaction for $2.00 per
 share equivalent  .....................                                               120,000
Issuance of convertible preferred
 Series A stock ........................                                               560,187
Issuance of convertible preferred
 Series B stock ........................   $226,800                                    226,800
Subscription receivable  ...............                              $ (55,600)       (55,600)
Net loss  ..............................                $ (718,616)                   (718,616)
                                           --------     ----------    ---------     ----------
BALANCE--DECEMBER 31, 1996..............   $226,800     $ (718,616)   $ (55,600)    $3,435,834
                                           ========     ==========    =========     ==========



   The accompanying notes to financial statements are an integral part hereof.

                          CAPITAL GROWTH HOLDINGS, LTD.
                          (a development stage company)

                             STATEMENT OF CASH FLOWS

                  FOR THE PERIOD FEBRUARY 26, 1996 (INCEPTION)
                              TO DECEMBER 31, 1996


Cash flows from operating activities:
 Net loss   ...............................................................    $ (718,616)
 Adjustment to reconcile net loss to net cash used in operating activities:
  Change in operating liabilities:
   Increase in accrued expenses and other liabilities .....................        51,000
                                                                               ----------
    Net cash used in operating activities .................................      (667,616)
                                                                               ----------
Cash flows from investing activities:
 Investment in restricted cash   ..........................................      (100,000)
 Investment in and advances to unconsolidated affiliate  ..................      (186,115)
 Investments in debt and equity securities   ..............................      (120,464)
                                                                               ----------
    Net cash used in investing activities .................................      (406,579)
                                                                               ----------
Cash flows from financing activities:
 Proceeds from the issuance of common and preferred stock   ...............     4,034,450
                                                                               ----------
NET INCREASE IN CASH ......................................................     2,960,255
Cash--February 26, 1996 ...................................................             0
                                                                               ----------
CASH--DECEMBER 31, 1996 ...................................................    $2,960,255
                                                                               ==========
Noncash transaction:
 Acquisition of customer list for common stock  ...........................    $  120,000
                                                                               ==========


   The accompanying notes to financial statements are an integral part hereof.

                          CAPITAL GROWTH HOLDINGS, LTD.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1996

(NOTE A)--The Corporation:

     Capital Growth Holdings, Ltd. (the "Company" or "CGH"), formerly Galt Financial Corporation, was incorporated in the State of Colorado on June 15, 1987. On March 14, 1997, CGH, an inactive company, acquired 100% of the outstanding capital stock of International Capital Growth, Ltd. ("ICG") (a company formed in February 1996), a Delaware corporation and member of the National Association of Securities Dealers, Inc. The acquisition was consummated through an exchange of shares that resulted in a change in control of CGH (see Note B for further discussion). The transaction has been treated as a recapitalization. In connection therewith, ICG's historic capital accounts were retroactively adjusted to reflect the equivalent number of shares issued by CGH in the transaction while ICG's historical deficit accumulated during the development stage is carried forward. The operations reflect those of ICG from inception. Through December 31, 1996 the Company has been in the development stage and has conducted no revenue producing activities. During the first quarter of 1997 the Company ceased being in the development stage. The Company is developing a diversified financial service firm to pursue business opportunities in the United States and the United Kingdom.


(NOTE B)--Acquisition:

     As discussed in Note A, the Company acquired 100% of the outstanding capital stock of ICG in a reverse acquisition consummated through a share exchange transaction (the "Share Exchange"). In accordance with the Share Exchange, the Company issued 18,980,000 shares of its capital stock and 1,625,000 redeemable warrants to the shareholders of ICG in exchange for the outstanding common and convertible preferred shares and warrants of ICG. In addition, warrants to obtain 250,000 shares of Class B common stock issued by ICG to a consultant were exchanged.


     The 18,980,000 shares of capital stock of the Company that were issued in the Share Exchange consisted of (a) 2,549,000 shares of common stock, (b) 11,349,666 shares of Class B common stock, (c) 4,001,334 shares of 5% Cumulative Convertible Series A Preferred Stock and (d) 1,080,000 shares of 5% Cumulative Convertible Series B Preferred Stock. The warrants consist of 1,625,000 redeemable warrants, each exercisable to purchase one share common stock at $4.00 per share (subject to adjustment) at any time until October 1999 and 250,000 redeemable warrants, each exercisable to purchase one share of Class B common stock at $2.00 per share (subject to adjustment) at any time, subject to an exercise schedule, until November 1999. The issuance of warrants exercisable at $2.00 per share will result in a charge to operations based on their fair value over the number of months that such consulting services are provided. In connection with the share exchange, ICG stock option holders exchanged their options for options of the Company. The options are exercisable into Class B common stock of the Company.


(NOTE C)--Summary of Significant Accounting Policies:

   [1] Use of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   [2] Net loss per common share:

     Net loss per common share is based on the weighted average number of common shares outstanding during the year. Common stock equivalents representing options and warrants and convertible securities have not been included as they would be antidilutive. Net loss attributable to common stock was adjusted to reflect cumulative dividends on preferred shares outstanding.

   [3] Customer list:


   Customer lists are stated at cost and are being amortized over three years.

                          CAPITAL GROWTH HOLDINGS, LTD.

                                DECEMBER 31, 1996

       (NOTE C)--Summary of Significant Accounting Policies: (Continued)

   [4] Investment in debt and equity securities:

     Investment in debt and equity securities are carried at cost which approximates fair value.


   [5] Investment in and advances to unconsolidated affiliate:

     The Company has a 50% equity interest in an unconsolidated affiliate Capital Growth (Europe) Limited.

     Investment in and advances to an unconsolidated affiliate are recorded using the equity method of accounting.

   [6] Recently issued accounting pronouncements:


     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share". This new standard requires dual presentation of basic and diluted earnings per share ("EPS") on the face of the statement of income and requires reconciliation of the numerators and the denominators of the basic and diluted EPS calculations. This statement will be effective for the Company's 1997 year end. The Company has not yet quantified what effect the adoption of SFAS 128 will have on its loss/earnings per share of common stock.



(NOTE D)--Stockholders' Equity:

   [1] Preferred stock:

     The authorized preferred stock of the Company consists of 20,000,000 shares, $.001 par value. The preferred stock may be issued in one or more series at the discretion of the Board of Directors. In establishing a series, the Board of Directors shall fix the number of shares in such series, and the preferences, rights and restrictions thereof.

     On March 14, 1997, the Board of Directors designated 4,365,000 shares of preferred stock as 5% Cumulative Series A Preferred Stock and 1,200,000 shares of preferred stock as 5% Cumulative Convertible Series B Preferred Stock.

     The holders of Series A and B preferred stock are entitled to preferential cumulative dividends beginning October 12, 1996 equal to 5% of the liquidation preference per annum and share equally with the Class B common stock in any dividends declared thereon. The shares are convertible at the option of the holder and automatically convert into Class B common stock on a one-for-one basis on October 12, 1997. The Series A and B have a liquidation preference of $.14 and $.21 per share, respectively.

     Supplemental loss per share would have been calculated as $.05 per common share if the convertible preferred stock was treated as common stock at date of issuance.

   [2] Class B common stock:

     Each Class B common stock is entitled to one vote per share. The Class B common stock is junior in priority with respect to dividends to the common stock and the Series A and B preferred stock and automatically converts into common stock on a one-for-one basis on December 31, 1998.

   [3] Dividend:


     In March 1997, the Board of Directors declared an annual dividend of $.225 per share of common stock, accruing as of January 1, 1997 payable commencing June 30, 1997 and on a quarterly basis thereafter. The dividend will be paid after payment of any dividends due on all classes of stock with priority over common stock (currently Series A and B preferred stock), subject to any operating restrictions. In addition, the Board of Directors determined that any dividend declared on Class B common stock will be subject to a $.15 and $.20 per share limitation on annual dividends in 1997 and 1998, respectively.

                          CAPITAL GROWTH HOLDINGS, LTD.

                                DECEMBER 31, 1996

(NOTE D)--Stockholders' Equity: (Continued)

   [4] Subscription receivable:

     Subscription receivable represents amounts to be collected by the Company from a Series A convertible preferred stockholder.


(NOTE E)--Warrants:

     In October 1996 the Company raised $3,250,000 through the sale of units in a private placement. Each unit was sold for $25,000 and consisted of 12,500 shares of common stock and 12,500 redeemable warrants. As a result, the Company has 1,625,000 redeemable warrants issued and outstanding.

     Each redeemable warrant entitles the registered holder to purchase one share of common stock at an initial exercise price of $4.00 per share (subject to adjustment for stock splits, combinations and reclassifications) at any time prior to redemption from October 3, 1996 and October 15, 1996 until October 3, 1999 and October 15, 1999, respectively.

     Additionally, the Company has agreed to issue 250,000 redeemable common stock purchase warrants in exchange for consulting services to be rendered on behalf of the Company. The consulting warrants vest at the rate of 125,000 per annum on a pro rata basis based upon the number of months that such consulting services are provided to the Company. Each consulting warrant entitles the registered holder to purchase one share of common stock at an initial exercise price of $2.00 per share at any time prior to redemption from the date of issuance until 36 months thereafter.


(NOTE F)--Stock Option Plan:

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options. The alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," requires the use of an option valuation model. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     The Company's 1996 Incentive Stock Option Plan has authorized the grant of options to management personnel for up to 1,500,000 shares of the Company's common stock. All options granted have 10 year terms and carry certain vesting requirements.

     Pro forma information regarding net loss is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 interest rates of 6.2%, dividend yields of 0%, volatility factors of the expected market price of the Company's common stock of .1 and .35; and a weighted-average expected life of the option of 10 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock option. The pro forma net loss for 1996 is $(1,332,416) or $.11 loss per share. A summary of the Company's stock option activity and related information for the period February 26, 1996 through December 31, 1996 is as follows:

                          CAPITAL GROWTH HOLDINGS, LTD.

                                DECEMBER 31, 1996

(NOTE F)--Stock Option Plan: (Continued)

                                                                                      Weighted-Average
                                                                          Options      Exercise Price
                                                                          ---------   -----------------
 Outstanding--beginning of period  ....................................        --              --
 Granted   ............................................................   660,000          $ 2.00
 Outstanding and exercisable -- end of year ...........................   660,000            2.00
 Weighted-average fair value of options granted during the year  ......                      0.92


(NOTE G)--Related Party Transactions:
     The Company is under common ownership with Capital Growth International, L.L.C. ("CGI") and CGI is utilizing space at the Company's offices without the allocation of rent. Such amount was not material for period from February 26, 1996 through December 31, 1996. Rent expense for the period from February 26, 1996 through December 31, 1996 was approximately $51,000.

(NOTE H)--Net Capital Requirements:
     The Company is subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1 (8 to 1 for the first 12 months of operations). At December 31, 1996 the Company had net capital of $2,909,255 which was $2,859,255 in excess of its required net capital.

(NOTE I)--Exemption From Rule 15c3-3:

     The Company is exempt from the reserve requirement of the Securities and Exchange Commission's Rule 15c3-3 pursuant to Section 15c3-3(k)(2)(ii).


(NOTE J)--Commitments:
     The Company has issued a letter of credit in the amount of $100,000 to secure future rent payments and leasehold improvements at the London office of Capital Growth (Europe) Limited. The letter of credit is secured by a money market account.

(NOTE K)--Provision for Taxes:
     At December 31, 1996 the Company has a net operating loss carryforward of approximately $700,000 available to apply against future taxable income. These carryovers expire in 2011 and result, for financial reporting purposes, in noncurrent benefits to the Company of approximately $287,000 at December 31, 1996, representing the effect of their potential use in reducing future taxable income. Because of the uncertainty of the realization of such benefits in future years, the Company has fully reserved against such benefits and has not recognized them at any dollar value in the accompanying financial statements. In addition, due to changes in ownership the future use of the net operating loss carryforward may be subject to limitations.


(NOTE L)--Subsequent Event:
     On March 27, 1997, the Company completed a private offering of its common stock at $2.25 per share. The Company issued a total of 549,496 shares of common stock which yielded net proceeds of approximately $1,000,000. A placement fee of approximately $74,000 was paid to CGI. In connection therewith, the Company agreed to issue warrants to purchase 24,984 shares of common stock as partial compensation to certain nonaffiliated sub-placement agents. Each warrant is exercisable to purchase one share of common stock at $4.00 per share (subject to adjustment) through March 2000.

                          CAPITAL GROWTH HOLDINGS, LTD.

                      CONDENSED CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1997


                                   (unaudited)


ASSETS
------
Cash ................................................................................    $1,231,503
Investments in debt and equity securities (Note 17) .................................     2,866,034
Loans to affiliates .................................................................       225,000
Restricted cash .....................................................................       101,872
Fixed assets, net ...................................................................       250,537
Customer list .......................................................................        90,000
Other assets ........................................................................       130,150
                                                                                         ----------
TOTAL ASSETS ........................................................................    $4,895,096
                                                                                         ==========




LIABILITIES:
------------
 Accrued expenses and other liabilities .............................................    $   66,000
 Deferred tax liability  ............................................................       250,000
 Dividends payable ..................................................................        36,947
                                                                                         ----------
 Total Liabilities ..................................................................       352,947
                                                                                         ----------
STOCKHOLDERS' EQUITY:
---------------------
 Series A convertible preferred Stock--$.001 par value, 4,001,334 shares authorized;
   4,001,334 shares issued and outstanding at liquidation value of $.14 per share ...       560,187
 Series B convertible preferred Stock--$.001 par value, 1,080,000 shares authorized;
   1,080,000 shares issued and outstanding at liquidation value of $.21 per share ...       226,800
 Common Stock--$.001 par value, 25,000,000 shares authorized; 3,398,496 shares issued
   and outstanding ..................................................................         3,398
 Class B Common Stock--$.001 par value, 25,000,000 shares authorized; 11,349,666
   shares issued and outstanding  ...................................................        11,350
Additional Paid in Capital  .........................................................     4,365,808
Accumulated Deficit   ...............................................................      (541,794)
Subscriptions Receivable ............................................................       (53,600)
Treasury Stock (15,000 Shares) ......................................................       (30,000)
                                                                                         ----------
 Total stockholders' equity .........................................................     4,542,149
                                                                                         ----------
 TOTAL ..............................................................................    $4,895,096
                                                                                         ==========




                   See Notes to unaudited Financial Statements

                          CAPITAL GROWTH HOLDINGS, LTD.


                             CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                                        For the Nine Months Ended
                                                                September 30, 1997     September 30, 1996
                                                                --------------------   -------------------
Revenues:
 Consulting fees   ..........................................       $   351,434                     0
 Private placement fees  ....................................         2,059,287                     0
 Unrealized gains on securities (Note 17)  ..................         1,540,880                     0
 Interest Income   ..........................................            73,856                 1,243
                                                                    -----------           -----------
Total revenue   .............................................         4,025,457                 1,243
                                                                    ===========           ===========
Operating expenses
 Equity in net loss of unconsolidated affiliate  ............            96,115                     0
 Selling Expenses  ..........................................           504,332                     0
 General and administrative .................................         2,386,790                15,472
                                                                    -----------           -----------
Total operating expenses ....................................         2,987,237                15,472
                                                                    -----------           -----------
Net income (loss) before taxes ..............................         1,038,220               (14,229)
Provision for taxes   .......................................           250,000                     0
                                                                    -----------           -----------
Net income (loss)  ..........................................       $   788,220               (14,229)
Less cumulative preferred dividend   ........................           (28,417)
                                                                    -----------
Net income (loss) attributable to common stockholders  ......           759,803               (14,229)
                                                                    ===========           ===========
Primary:
Net income (loss) per common share   ........................       $      0.05           $      0.00
                                                                    ===========           ===========
Weighted average number of shares outstanding ...............        14,576,409            11,210,550
                                                                    ===========           ===========
Fully diluted:
Net income per common share .................................       $      0.04
                                                                    ===========
Weighted average number of shares outstanding ...............        19,676,184
                                                                    ===========


                   See Notes to unaudited Financial Statements

                          CAPITAL GROWTH HOLDINGS, LTD


                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                   (unaudited)


                                                                       Nine Months Ended September 30,
                                                                         1997             1996
                                                                      ---------------   ------------
Cash flows from operating activities:
 Net income (loss) ................................................        788,220        (14,229)
 Adjustments to reconcile net income (loss) to net cash provided by
   (used in) operating activities:
  Amortization and depreciation   .................................         54,670
  Equity in loss of unconsolidated affiliate  .....................         96,115
  Valuation of warrant for consulting   ...........................         35,417
  Deferred taxes   ................................................        250,000
Changes in operating assets and liabilities:
  Other assets  ...................................................        (74,039)
  Accrued expenses and other liabilities   ........................         15,000
                                                                         ---------        -------
   Net cash provided by (used in) operating activities ............      1,165,383        (14,229)
                                                                         ---------        -------
Cash flows from investing activities:
 Investment in debt and equity securities  ........................     (2,746,034)
 Investment in fixed Assets .......................................       (274,743)
 Investment in restricted cash ....................................         (1,872)
 Loans to affiliates  .............................................       (225,000)
                                                                        ----------
   Net cash (used in) investing activities ........................     (3,247,649)             0
                                                                        ----------        -------
Cash flows from financing activities:
 Net proceeds from sales of common stock   ........................        957,965        175,950
 Dividends paid ...................................................       (574,451)
 Purchase of treasury Stock .......................................        (30,000)
                                                                        ----------        -------
   Net cash provided by financing activities  .....................        353,514        175,950
                                                                        ----------        -------
Net Increase or (Decrease) in cash   ..............................     (1,728,752)       161,721
Cash at Beginning of Period .......................................      2,960,255              0
                                                                        ----------        -------
Cash at end of period .............................................      1,231,503        161,721
                                                                        ==========        =======


                   See Notes to unaudited Financial Statements

                          CAPITAL GROWTH HOLDINGS, LTD.

                          NOTES TO FINANCIAL STATEMENTS

                               September 30, 1997
                                   (Unaudited)


(1) Financial Statement Presentation
     The unaudited financial statements of Capital Growth Holdings, Ltd. (the "Company" or "CGH") have been prepared in accordance with generally accepted accounting principles for interim financial information pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) and, in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) necessary to present fairly the results of operations for the interim periods presented. Certain information and footnote disclosures normally included in financial statements, prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to such rules and regulations. However, management believes that the disclosures are adequate to make the information presented not misleading. The results for the interim periods are not necessarily indicative of the results for the full fiscal year. During the first quarter of 1997 the Company ceased being a development stage company.



(2) Principle of Consolidation
     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, International Capital Growth, Ltd. ("ICG"). All significant intercompany transactions and balances have been eliminated.


(3) Valuation of Securities

     Securities owned and securities sold not yet purchased, which are listed on a national securities exchange, are valued at their last reported sales price. Securities which trade over-the-counter are valued at the "bid" price if held long by the Company and at the "asked" price if sold short by the Company. Securities which do not have a readily ascertainable market value are valued at fair value as determined by management.


     In circumstances where the Company owns securities, and the Company believes the disposition of such securities would adversely affect the market price of the securities due to the volume traded, the Company will discount the market value accordingly. Unrealized gains and losses on all securities are reflected in the statement of operations.

     In addition, the company earns fees in the form of securities. These securities are valued at market on the date they are earned. Thereafter, any increase or decrease in said value is reflected in unrealized gains/losses on securities.


(4) Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.


(5) Acquisition of International Capital Growth, Ltd.
     On March 14, 1997, CGH, an inactive company, acquired 100% of the outstanding capital stock of International Capital Growth, Ltd. ("ICG"), a Delaware corporation and member of the National Association of Securities Dealers, Inc (the "NASD"). The acquisition consummated through a share exchange transaction (the "Share Exchange").


     The Share Exchange resulted in a change in control of the Company. After the share exchange, the former shareholders of the Company own approximately 2%, and the former stockholders of ICG currently own approximately 98% of the outstanding capital stock of the Company. The transaction has been treated as a recapitalization. In connection therewith, ICG's historic capital accounts were retroactively adjusted to reflect the equivalent number of shares issued by CGH in the transaction while ICG's historical deficit accumulated during the development stage is carried forward.



                   See Notes to unaudited Financial Statements

                          CAPITAL GROWTH HOLDINGS, LTD.

                               September 30, 1997
                                   (Unaudited)

(5) Acquisition of International Capital Growth, Ltd. (Continued)


     The 18,980,000 shares of capital stock of the Company that were issued in the Share Exchange consisted of (a) 2,549,000 shares of common stock ("Common Stock"), (b) 11,349,666 shares of newly authorized class B common stock ("Class B Common Stock"), (c) 4,001,334 shares of newly-designated 5% Cumulative Convertible Series A Preferred Stock ("Series A Preferred Stock") and (d) 1,080,000 shares of newly-designated 5% Cumulative Convertible Series B Preferred Stock ("Series B Preferred Stock"), all of which classes of capital stock vote together as one class. The Class B Common Stock is junior in priority with respect to dividends to the Common Stock and the Designated Preferred Stock and automatically converts into Common Stock on a one-for-one basis on December 31, 1998.



(6) Subscriptions Receivable
     Subscriptions receivable represent amounts to be collected by the Company from a Series A Preferred stockholder.



(7) Preferred Stock Conversion
     On October 12, 1997, each share of the Company's 4,001,334 shares of Series A Preferred Stock and 1,080,000 shares of Series B Preferred Stock (collectively the "Designated Preferred Stock") converted into one share of Class B Common Stock, at which time the 5% per share annual dividend that accrued thereon ceased to accrue and became due and payable on October 24, 1997, out of funds legally available therefor. The dividend payable to the holders of the Designated Preferred Stock as of October 12, 1997 is approximately $38,000 in the aggregate. As a result of such conversion, the Company has a total of 3,398,496 shares of Common Stock and 16,431,000 shares of Class B Common Stock currently outstanding.



(8) Warrants
     In October 1996 the Company raised $3,250,000 through the sale of units in a private placement. Each unit was sold for $25,000 and consisted of 12,500 shares of common stock and 12,500 redeemable warrants. As a result, the Company has 1,625,000 redeemable warrants issued and outstanding.

     Each redeemable warrant entitles the registered holder to purchase one share of common stock at an initial exercise price of $4.00 per share (subject to adjustment for stock splits, combinations and reclassifications) at any time prior to redemption from October 3, 1996 and October 15, 1996 until October 3, 1999 and October 15, 1999, respectively.


     In addition, the Company issued 24,984 redeemable warrants to sub-placement agents in connection with the Company's March private placement. Each warrant initially is exercisable at a price of $4.00 per share at any time prior to redemption from March 20, 1997 and March 27, 1997 until March 20, 2000 and March 27, 2000, respectively.

     Additionally, the Company has 52,083 redeemable warrants outstanding, each exercisable to purchase one share of Class B common stock at $2.00 per share (subject to adjustment) at any time, until November 1999. The warrants are exercisable at $2.00 per share and have resulted in a charge to operations based on their fair value over the number of months that such consulting services were provided.

                          CAPITAL GROWTH HOLDINGS, LTD.

                               September 30, 1997
                                   (Unaudited)

(9) Stock Option Plan
     The Company's 1997 Stock Option Plan has authorized the grant of options to management personnel for up to 1,500,000 shares of the Company's common stock. All options granted have 10 year terms and carry certain vesting requirements.


     A summary of the Company's stock option activity and related information for the period December 31, 1996 through September 30, 1997 is as follows:



                                                       Weighted-Average
                                           Options      Exercise Price
                                           ---------   -----------------
Outstanding--beginning of period  ......   660,000          $ 2.00
Granted   ..............................   150,000            2.25
Exercised ..............................         0               0
Forfeited ..............................    25,000            2.00
Outstanding--end of period  ............   785,000            2.05
Exercisable--end of period  ............   785,000            2.05

(10) Related Party Transactions
     The Company is affiliated with Capital Growth International LLC ("CGI") and CGI is utilizing space at the Company's offices without the allocation of rent.


     In March 1997, the Company loaned $200,000 to an entity controlled by Messrs. Ronald B. Koenig and Stanley Hollander, two of the Company's Directors. The transaction was approved by the independent members of the Board of Directors. The loan is due on March 26, 1998 and bears interest at 6% per annum.

     On September 15, 1997 the Company loaned $25,000 to CGI which was repaid on October 2, 1997 without interest.



(11) Net Capital Requirements

     ICG is subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. (8 to 1 for the first 12 months of operations). At September 30, 1997 the Company had net capital of $1,556,330 which was $1,510,580 in excess of its required net capital.



(12) Commitments

     The Company has issued a letter of credit in the amount of $100,000 to secure future rent payments and leasehold improvements at the London office of Capital Growth (Europe) Limited. The letter of credit is secured by a money market account.


(13) Recently Issued Accounting Pronouncements:
     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("FAS 128"), "Earnings per Share." This new standard requires dual presentation of basic and diluted earnings per share ("EPS") on the face of the statements of income and requires reconciliation of the numerators and the denominators of the basic and diluted EPS calculations. This statement will be effective for the Company's 1997 year end. The Company has not yet quantified what effect the adoption of SFAS 128 will have on its loss/earnings per share of common stock.


     The Financial Accounting Standards Board has recently issued Statements of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure," No. 130, "Reporting Comprehensive Income," and

                          CAPITAL GROWTH HOLDINGS, LTD.

                               September 30, 1997
                                   (Unaudited)

(13) Recently Issued Accounting Pronouncements: (Continued)

No. 131, "Disclosures about Segments of an Enterprise and Related Information." The above pronouncements will not have a significant effect on the information presented in the financial statements.


(14) Private Placement

     On March 27, 1997, the Company completed a private offering of its common stock at $2.25 per share. The Company issued a total of 549,496 shares of common stock which yielded net proceeds of approximately $1,000,000. A placement fee of approximately $74,000 was paid to CGI. In connection therewith, the Company agreed to issue warrants to purchase 24,984 shares of common stock as partial compensation to certain nonaffiliated sub-placement agents. Each warrant is exercisable to purchase one share at $4.00 per share (subject to adjustment) through March 2000.


(15) Dividends
     As of March 25, 1997, the Company's Board of Directors declared an annual cumulative dividend of $.225 per share on the Common Stock for the calendar years 1997 and 1998, subject to (i) the payment of dividends on all classes of capital stock with priority over the Common Stock (currently, the Designated Preferred Stock) and (ii) restrictions under applicable law (the "Common Stock Dividend"). The Common Stock Dividend, which began accruing as of January 1, 1997, is currently payable on a quarterly basis ending on December 31, 1998.


(16) Income Taxes
     The Company estimates at the end of each interim period the effective rate to be applicable for the full fiscal year. The rate so determined is used to provide for its tax provision for the nine months ended September 30, 1997.

     Deferred tax liability at September 30, 1997 consists of the following:

Deferred tax asset
Net operating loss carryforward  ......    $  440,000
Loss from equity interest  ............        40,000
                                           ----------
                                              480,000
 Valuation allowance ..................      (110,000)
                                           ----------
                                              370,000
Deferred tax liability
 Appreciation on securities   .........       620,000
                                           ----------
  Net .................................    $  250,000
                                           ==========



(17) Subsequent Event

     Subsequent to September 30, 1997 the market price of certain of the Company investments in equity securities declined significantly. The securities with a carrying amount of approximately $2,900,000 at September 30, 1997 declined to approximately $500,000 at December 31, 1997.

================================================================================

       No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby. If given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than the securities to which it relates or an offer to any person in any jurisdiction in which such an offer would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the facts herein set forth since the date hereof.


                                TABLE OF CONTENTS



                                              Page
                                          -------------
Prospectus Summary   ..................         3
Risk Factors   ........................         6
The Company ...........................        15
Use of Proceeds   .....................        16
Market for Common Equity   ............        16
Dividend Policy   .....................        17
Capitalization ........................        17
Selected Financial Data ...............        18
Management's Discussion and
    Analysis and Results of
    Operations ........................        19
Business ..............................        21
Management  ...........................        25
Certain Transactions ..................        29
Principal Stockholders  ...............        31
Selling Securityholders ...............        32
Description of Securities  ............        38
Plan of Distribution ..................        40
Shares Eligible for Future Sale  ......        41
Legal Matters  ........................        42
Experts  ..............................        42
Additional Information  ...............        42
Index to Financial Statements .........       F-1


================================================================================


================================================================================

                                4,748,480 Shares

                          Capital Growth Holdings, Ltd.

                                  Common Stock


                             ----------------------
                                   PROSPECTUS
                             ----------------------

                                           , 1998


================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.--Indemnification of Directors and Officers
     The Company's Certificate of Incorporation provides for the Company to indemnify all persons permitted by Delaware General Corporation Law to the maximum extent permitted thereby. In addition, the Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. These provisions of the Certificate of Incorporation are contained in Articles TEN and THIRTEEN, which read as follows:

     TENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

     THIRTEENTH: Except as may otherwise be specifically provided in this Certificate of Incorporation, no provision of this Certificate of Incorporation is intended by the Corporation to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the General Corporation Law upon the Corporation, upon its stockholders, bondholders and security holders, and upon its directors, officers and other corporate personnel, including, in particular, the power of the Corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the General Corporation Law and the defined and prescribed rights of said persons to indemnification as the same are conferred under the General Corporation Law. The Corporation shall, to the fullest extent permitted by the laws of the State of Delaware, including, but not limited to Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all directors and officers of the Corporation and may, in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify under said Section or otherwise under Delaware law, from and against any and all of the expenses, liabilities or other matters referred to or covered by said Section. The indemnification provisions contained in the Delaware General Corporation Law shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any ByLaw, agreement, resolution of stockholders or disinterested directors, or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent, both as to action in his official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of such person.

     In addition, the Company has taken out a professional indemnity policy with a limit of liability of $5,000,000. The policy is a claims made and reported policy. Subject to certain exclusions and qualifications, the policy protects directors, officers, and employees from a claim made for an actual or alleged error, omission, negligent act, libel or slander in rendering professional services.


Item 25.--Other Expenses of Issuance and Distribution
     The Company estimates that expenses in connection with the offering described in this Registration Statement will be as follows:

 Securities and Exchange Commission registration fee ....................................    $ 3,597
 Printing expenses  .....................................................................    $10,000
 Accounting fees and expenses   .........................................................    $25,000
 Legal fees and expenses  ...............................................................    $35,000
 Fees and expenses (including legal fees) for qualifications under state securities laws     $ 5,000
 Miscellaneous   ........................................................................    $ 2,000
 Total  .................................................................................    $80,597

     All amounts except the Securities and Exchange Commission registration fee and the NASD filing fee are estimated.

Item 26.--Recent Sales of Unregistered Securities
     During the past three years, the following shares were sold by the Company without registration under the Securities Act:

     (a) On March 14, 1997, the Company acquired 100% of the outstanding capital stock of International Capital Growth, Ltd., a Delaware corporation and member of the NASD in a reverse acquisition consummated through a share exchange transaction (the "Share Exchange") pursuant to Regulation D ("Regulation D") and Regulation S ("Regulation S"), each as promulgated under the Securities Act, to "accredited investors" as that term is defined in Regulation D and to non-"U.S. persons" in an "offshore transaction" as such terms are defined in Regulation S, respectively. In accordance with the terms and conditions of the Share Exchange, the Company issued 18,982,906 shares of its capital stock and 1,875,000 redeemable warrants (the "Exchange Warrants") to the former security holders of ICG, who are "accredited investors" as that term is defined in Regulation D, or non-"U.S. persons" participating in an "offshore transaction" as such terms are defined in Regulation S, in exchange for outstanding securities of ICG, in each case of the same type, term and denomination. The 18,982,906 shares of capital stock of the Company that were issued in the Share Exchange consisted of (i) 2,551,906 shares of Common Stock, par value $.001 per share, (ii) 11,349,666 shares of newly- authorized Class B Common Stock, par value $.001 per share, (iii) 4,001,334 shares of newly- designated 5% Cumulative Convertible Series A Preferred Stock, par value $.001 per share, and (iv) 1,080,000 shares of newly-designated 5% Cumulative Convertible Series B Preferred Stock, par value $.001 per share. The Exchange Warrants consist of 1,625,000 redeemable shares common stock purchase warrants, each exercisable to purchase one share Common Stock, which shares of Common Stock are being registered hereby, at $4.00 per share (subject to adjustment under certain circumstances) at any time until October 1999 or March 2000, as the case may be, and 250,000 redeemable Class B common stock purchase warrants, each exercisable to purchase one share of Class B Common Stock at $2.00 per share (subject to adjustment under certain circumstances) at any time, subject to an vesting schedule, until November 1999.

     (b) On March 27, 1997, the Company completed a private offering (the "March Private Offering") of shares of its Common Stock at $2.25 per share, pursuant to Regulation D and Regulation S, to "accredited investors" as that term is defined in Regulation D and to non- "U.S. persons" in an "offshore transaction" as such terms are defined in Regulation S, respectively. The Company issued 549,496 shares of Common Stock in the March Private Offering, which yielded aggregate gross proceeds of $1,236,366. The Company also issued a total of 24,984 Warrants as partial compensation to certain sub-placement agents in the March Private Offering. Each Warrant is exercisable to purchase one share of Common Stock at $4.00 per share (subject to adjustment) at any time prior to redemption thereof until March 2000. The placement agent in the March Private Offering is an affiliate of the Company.


Item 27.--Exhibits
   (a) The following is a list of Exhibits filed herewith as part of the Registration Statement:



Exhibit No.   Description
-----------   -----------
   2.1*       Agreement Concerning the Exchange of Securities of International Capital Growth, Ltd. for
              Securities of Galt Financial Corporation dated January 7, 1997
   2.2*       Agreement and Plan of Merger by and between Capital Growth Holdings, Ltd., a Colorado corporation, and Capital Growth Holdings, Ltd., a Delaware corporation, dated June 10,
              1997
   3.1*       Certificate of Incorporation of the Company, as amended
   3.2*       By-Laws of the Company
   4.1        Form of Common Stock certificate
   4.2*       Form of Redeemable Common Stock Purchase Warrant
   4.3*       Form of Redeemable Class B Common Stock Purchase Warrant
   5.1**      Opinion of Orrick, Herrington & Sutcliffe LLP

Exhibit No.   Description
-----------   -----------
   10.1*      1997 Stock Option Plan
   10.3*      Lease Agreement, as amended, regarding 660 Steamboat Road, Greenwich, CT dated
              December, 1995
   10.4       Lease Agreement, as amended, regarding 2425 Olympic Boulevard, Santa Monica, CA dated
              October 21, 1997
   11         Statement re: Computation of Per Share Earnings
   16.1*      Letter, dated March 25, 1997, of Angell & Deering
   21.1*      Subsidiaries of the Company
   23.1       Consent of Richard A. Eisner & Company, LLP
   23.2**     Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)
   24.1*      Power of Attorney (included on the signature page II-5 of Part II of this Registration
              Statement)
   27.1       Financial Data Schedule


----------------

 * Previously filed or incorporated by reference
** To be filed by amendment

Item 28.--Undertakings
     The undersigned registrant hereby undertakes to:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

     (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

     (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new Registration Statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to its Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 16th day of January, 1998.


                                     Capital Growth Holdings, Ltd.

                                     By: /s/ Ronald B. Koenig
                                         ---------------------
                                         Ronald B. Koenig
                                         President, Chief Executive
                                         Officer and Director

                                         (Principal Executive Officer)


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:




         Signature                            Title                           Date
         ---------                            -----                           ----
/s/ Ronald B. Koenig     President, Chief                         January 16, 1998
--------------------     Executive Officer and Director
    Ronald B. Koenig     (Principal Executive Officer)

/s/ Michael S. Jacobs    Senior Vice President, Secretary and     January 16, 1998
---------------------    Treasurer (Principal Financial and
    Michael S. Jacobs    Accounting Officer)

/s/ Ronald B. Koenig*    Director                                 January 16, 1998
--------------------
    Stanley Hollander

/s/ Ronald B. Koenig*    Director                                 January 16, 1998
--------------------
    Alan L. Jacobs

/s/ Ronald B. Koenig*    Director                                 January 16, 1998
--------------------
    John D. Booth




------------
*As attorney-in-fact

                                 EXHIBIT INDEX




 Exhibit No.    Description
 -----------    -----------
   2.1*         Agreement Concerning the Exchange of Securities of International Capital Growth, Ltd. for
                Securities of Galt Financial Corporation dated January 7, 1997
   2.2*         Agreement and Plan of Merger by and between Capital Growth Holdings, Ltd., a Colorado corporation, and Capital Growth Holdings, Ltd., a Delaware corporation, dated June 10,
                1997
   3.1*         Certificate of Incorporation of the Company, as amended
   3.2*         By-Laws of the Company
   4.1          Form of Common Stock certificate
   4.2*         Form of Redeemable Common Stock Purchase Warrant
   4.3*         Form of Redeemable Class B Common Stock Purchase Warrant
   5.1**        Opinion of Orrick, Herrington & Sutcliffe LLP
  10.1*         1997 Stock Option Plan
  10.3*         Lease Agreement, as amended, regarding 660 Steamboat Road, Greenwich, CT dated
                December, 1995
  10.4          Lease Agreement, as amended, regarding 2425 Olympic Boulevard, Santa Monica, CA dated
                October 21, 1997
  11            Statement re: Computation of Per Share Earnings
  16.1*         Letter, dated March 25, 1997, of Angell & Deering
  21.1*         Subsidiaries of the Company
  23.1          Consent of Richard A. Eisner & Company, LLP
  23.2**        Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)
  24.1*         Power of Attorney (included on the signature page II-5 of Part II of this Registration
                Statement)
  27.1          Financial Data Schedule


----------------

 * Previously filed or incorporated by reference
** To be filed by amendment